UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Dick’s Sporting Goods, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 2, 2011

To our Stockholders:

The 2011 annual meeting of stockholders of Dick’s Sporting Goods, Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, on June 2, 2011, beginning at 1:30 p.m. local time. At the meeting, holders of the Company’s issued and outstanding common stock (NYSE: DKS) and Class B common stock will act on the following matters:

(1) Election of three (3) Class C Directors, each for terms that expire in 2014;

(2) Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011;

(3) To hold a non-binding advisory vote on compensation of named executive officers, as disclosed in these materials;

(4) To hold a non-binding advisory vote on whether an advisory vote on compensation of named executive officers should be held every one, two or three years; and

(5) Any other matters that properly come before the meeting.

All holders of record of shares of the Company’s common stock and Class B common stock at the close of business on April 6, 2011 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

A list of stockholders entitled to vote at the meeting may be examined by any stockholder, for any purpose germane to the meeting, at 345 Court Street, Coraopolis, PA 15108 beginning on May 23, 2011. To assure your representation at the 2011 annual meeting of stockholders, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

By order of the Board of Directors,

Edward W. Stack
Chairman of the Board

April 20, 2011
Coraopolis, PA

i

345 Court Street
Coraopolis, PA 15108

PROXY STATEMENT

This proxy statement contains information related to the 2011 annual meeting of stockholders of Dick’s Sporting Goods, Inc., a Delaware corporation (the “Company”), to be held at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, on June 2, 2011, beginning at 1:30 p.m. local time, and at any postponements and/or adjournments thereof. In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders, and this proxy statement and the form of proxy relating to our 2011 annual meeting are first being made available to stockholders on or about, April 20, 2011. In accordance with SEC rules, the website, www.proxydocs.com/dks, provides complete anonymity with respect to a stockholder accessing the website.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three (3) Class C Directors, ratification of our independent registered public accounting firm for fiscal 2011, providing a non-binding advisory vote on compensation of our named executive officers as disclosed in these materials, providing a non-binding advisory vote on whether the advisory vote on compensation of our named executive officers should be held every one, two or three years, and acting on any other matter to properly come before the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 6, 2011, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any postponements or adjournments of the annual meeting.

What are the voting rights of the holders of Dick’s Sporting Goods, Inc. common stock and Class B common stock?

Holders of our common stock and Class B common stock have identical rights, except that holders of common stock are entitled to one (1) vote for each share held of record and holders of Class B common stock are entitled to ten (10) votes for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights. Holders of common stock and Class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

Who can attend the annual meeting?

Subject to space availability, all common stockholders and Class B common stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 1:00 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of record of the issued and outstanding shares of capital stock representing a majority of the votes entitled to be cast at the meeting constitutes a quorum, permitting business to be conducted at the annual meeting. As of the record date, 94,941,385 shares of common stock representing the same number of votes and 24,960,870 shares of Class B common stock representing 249,608,700 votes were issued and outstanding. Thus, the presence of the holders of common stock or Class B common stock or a combination thereof representing at least 172,275,043 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the annual meeting to establish a quorum.

How do I vote?

As set forth in the Notice of Internet Availability of Proxy Materials being mailed to all stockholders, you may cast your vote online at www.proxydocs.com/dks. The Notice of Internet Availability of Proxy Materials also provides three ways in which you may request a paper copy of the proxy statement and accompanying proxy card: via the Internet (www.investorelections.com/dks), telephone ((866) 648-8133) or email (paper@investorelections.com). If you vote online or request, receive, complete and return the paper proxy card to the Company, it will be voted as you direct. Further, if you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, follow the instructions on the Notice of Internet Availability of Proxy Materials provided by your broker.

Can I change or revoke my vote after I vote online or return my proxy card?

Yes. Even after you have submitted your proxy online or via the mail, you may change or revoke your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the Board of Directors?

Unless you give other instructions when you vote, the persons named as proxy holders will vote in accordance with each recommendation of the Company’s Board of Directors (the “Board”). The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of Class C Directors (see Item 1);

•	for ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011 (see Item 2);

•	for approval, on an advisory basis, of the compensation of our named executive officers as required to be disclosed in these materials (see Item 3); and

•	for approval, on an advisory basis, of a frequency of every year for future advisory votes on the compensation of our named executive officers (see Item 4).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast will be required for approval of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.

Advisory Vote on Compensation of Our Named Executive Officers.  To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST”; provided, however, that the vote is advisory in nature and non-binding on the Company.

Advisory Vote on Frequency of Advisory Vote on Compensation of Our Named Executive Officers.  You may vote to hold the advisory vote on compensation of our named executive officers every “ONE”, “TWO”, OR “THREE” years, or you may “ABSTAIN”. The alternative receiving the highest number of votes will indicate the frequency preferred by the Company’s stockholders; provided, however, that the vote is advisory in nature and non-binding on the Company.

Abstentions will be counted for purposes of determining whether there is a quorum. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including election of directors and the advisory votes relating to executive compensation and frequency of vote on executive compensation. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

We are a controlled Company under the New York Stock Exchange rules

Because as of March 31, 2011, Edward W. Stack, our Chairman and Chief Executive Officer, controlled approximately 66% of the combined voting power of our common stock and Class B common stock, we are a “controlled company” under the Corporate Governance Standards of the New York Stock Exchange (“NYSE”), and we have chosen to take advantage of all of the exemptions available to “controlled companies” under Section 303A of the NYSE Corporate Governance Standards.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

Based on a review of filings with the SEC and information known to us about our Class B common stock, the following are the non-management beneficial holders of more than 5% of the outstanding shares of Dick’s Sporting Goods, Inc. (i) common stock (including Class B common stock, since it is convertible into common stock at any time, and options exercisable for our common stock within 60 days) or (ii) Class B common stock, as of March 31, 2011:

				Percentage
		Amount and Nature	Percentage	of Class B
	Name and Address	of Beneficial	of Common	Common
Title of Class	of Beneficial Owner	Ownership(1)	Stock(2)	Stock(2)

Common Stock	Ronald Baron(3) 767 Fifth Avenue, 49th Floor New York, NY 10153	10,536,263 shares of common stock; shared power to vote and direct disposition(3)	11.12%	—
Common Stock	Wells Fargo and Company(4) 420 Montgomery Street San Francisco, CA 94104	5,275,445 shares of common stock; shared power to vote and direct disposition(4)	5.57%	—
Common Stock	Stephen F. Mandel, Jr.(5) Two Greenwich Plaza Greenwich, CT 06830	4,765,663 shares of common stock; shared power to vote and direct disposition(5)	5.03%	—
Common Stock and Class B Common Stock	Denise Stack(6) c/o Dick’s Sporting Goods, Inc. 345 Court Street Coraopolis, PA 15108	4,000,000 shares of Class B common stock, with no voting power but sole power to direct disposition; 53,166 shares of Class B common stock with sole voting and dispositive power; 2,345,000 shares underlying stock options, with no voting power but sole power to direct disposition(7)	6.33%	16.24%

(1)	A person has beneficial ownership of shares if he or she has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options or convertible securities that are presently exercisable or convertible or will become exercisable or convertible within 60 days of March 31, 2011. The shares listed in this table include shares issuable upon the exercise of options or other rights that are exercisable or become exercisable within 60 days of March 31, 2011.

(2)	As of March 31, 2011, there were 94,739,093 shares of our common stock outstanding and 24,960,870 shares of our Class B common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options or convertible securities (such as our Class B common stock) that the stockholder is considered to beneficially own. Shares of common stock underlying options or convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

(3)	Share ownership amounts are based on figures set forth in Amendment No. 6 to Schedule 13G, filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Baron Growth Fund and Ronald Baron on

February 14, 2011. Of the shares beneficially owned, Ronald Baron has shared power to vote with respect to 9,692,263 shares and shared power to direct disposition with respect to 10,536,263 shares. Amount includes 10,536,263 shares of common stock owned by Baron Capital Group, Inc., 9,891,600 shares of common stock owned by BAMCO, Inc., 644,663 shares of common stock owned by Baron Capital Management, Inc. and 5,000,000 shares of common stock owned by Baron Growth Fund. BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Baron Growth Fund is an advisory client of BAMCO, Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc.

(4)	Share ownership amounts are based on figures set forth in Schedule 13G, filed by Wells Fargo and Company on January 25, 2011. Of the shares beneficially owned, Wells Fargo and Company has sole power to vote with respect to 4,504,018 shares, sole power to direct disposition with respect to 5,202,842, shared power to vote with respect to 1,612 shares and shared power to direct disposition with respect to 2,163 shares. Wells Fargo and Company is a parent holding company for the following subsidiaries that own shares of our common stock: Peregrine Capital Management, Inc., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Delaware Trust Company, N.A., Wells Fargo Advisors, LLC, Wells Fargo Funds Management, LLC, Wells Capital Management Incorporated and Wells Fargo Bank, N.A.

(5)	Share ownership amounts are based on figures set forth in Amendment No. 1 to Schedule 13G, filed by Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, Lone Pine Capital LLC and Stephen F. Mandel, Jr. on February 14, 2011. Of the shares beneficially owned, Stephen F. Mandel, Jr. has shared power to vote and direct disposition with respect to the full 4,765,663 shares. Amount includes 48,643 shares of common stock owned by Lone Spruce, L.P., 106,756 shares of common stock owned by Lone Balsam, L.P., 89,233 shares of common stock owned by Lone Sequoia, L.P., 2,163,686 shares of common stock owned by Lone Cascade, L.P., 105,283 shares of common stock owned by Lone Sierra, L.P., 244,632 shares of common stock owned by Lone Pine Associates LLC, 2,268,969 shares of common stock owned by Lone Pine Members LLC and 2,252,062 shares of common stock held by Lone Pine Capital LLC as investment manager to Lone Cypress, Ltd., Lone Kauri, Ltd. and Lone Monetary Master Fund, Ltd. Lone Pine Associates LLC is the general partner and has the power to direct the affairs of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P. Lone Pine Members LLC is the general partner and has the power to direct the affairs of Lone Cascade, L.P. and Lone Sierra, L.P. Lone Pine Capital LLC is the investment manager of Lone Cypress, Ltd., Lone Kauri, Ltd. and Lone Monetary Master Fund, Ltd. Stephen F. Mandel, Jr. is the Managing Member and directs the operations of each of Lone Pine Associates LLC, Lone Pine Members LLC and Lone Pine Capital LLC.

(6)	For the purposes of making communications only.

(7)	Denise Stack acts as trustee for the Edward W. Stack Trust for Children and holds shares on behalf of her minor children, for which she has voting and dispositive power. For additional information regarding the Class B common stock and stock options for which she has dispositive but not voting power, see footnotes 2 and 3 to the Beneficial Ownership Table beginning on page 6 of this proxy statement.

How much stock do the Company’s directors, nominees and executive officers own?

The following table shows the amount of Dick’s Sporting Goods, Inc. common stock and Class B common stock beneficially owned (unless otherwise indicated) by our directors, nominees for director, the executive officers named in the current “Summary Compensation Table” and all of our directors and executive officers (including those who are not “named executive officers”) as a group. Except as otherwise indicated, all information is as of March 31, 2011.

A person has beneficial ownership of shares if he or she has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by the SEC rules to beneficially own shares underlying options and convertible securities that are presently exercisable or convertible or will become exercisable or convertible within 60 days of March 31, 2011. The shares listed in the table below include shares of common stock issuable upon the exercise of options or other rights that are exercisable or convertible or will become exercisable or convertible within 60 days of March 31, 2011.

	Shares Beneficially Owned
	Number				Percent(17)		Voting
Name of Beneficial Owner	Common Stock		Class B		Common Stock	Class B	Power

Named Executive Officers, Nominees and Directors(1)
Edward W. Stack	5,115,894	(2)	22,620,083	(3)	22.69%	90.62%	65.76%
Timothy E. Kullman	266,749	(4)	—		*	—	*
Joseph H. Schmidt	346,940	(5)	—		*	—	*
Peter J. Whitsett	44,359	(6)	—		*	—	*
Kathryn L. Sutter	127,593	(7)	—		*	—	*
Emanuel Chirico	144,700	(8)	—		*	—	*
William J. Colombo	956,671	(9)	51,786	(10)	1.06%	*	*
Jacqualyn A. Fouse	2,750	(11)	—		*	—	*
David I. Fuente	118,076	(12)	—		*	—	*
Walter Rossi	144,300	(13)	—		*	—	*
Lawrence J. Schorr	206,852	(14)	—		*	—	*
Larry D. Stone	59,835	(15)	—		*	—	*
All Executive Officers and Directors as a group (15 persons)	7,663,340	(16)	22,671,869		25.43%	90.83%	66.14%

*	Percentage of shares of common stock beneficially owned does not exceed one percent (1%).

(1)	Brian J. Dunn, who joined the Board in 2007, did not stand for re-election at the June 2010 annual meeting of stockholders, and as such is not included in this table.

(2)	Includes 4,858,750 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 31, 2011, and 185,759 shares of restricted stock subject to vesting. Pursuant to a Memorandum of Understanding (“MOU”) dated March 2, 2009, Mr. Stack’s former spouse is entitled to receive the economic benefit with respect to certain stock options exercisable for shares of our common stock (which as of March 31, 2011 totaled 2,345,000 shares, subject to equitable adjustment for any stock split, recapitalization or similar event), which includes the right to request the exercise of such stock options and sale of the underlying stock in accordance with the Company’s applicable policies, Section 16(b) limitations and the terms of the MOU. Mr. Stack maintains voting power with respect to any stock issued upon the exercise of these options until such stock is sold. Pursuant to an agreement dated December 4, 2007, Mr. Stack amended an option he issued individually to his brother Martin Stack, which, as of March 31, 2011, is exercisable for up to 409,800 shares of common stock (the number of shares would be equitably adjusted for any stock split, recapitalization or similar event) owned by Mr. Stack. Martin Stack’s right to exercise the option, which extends for the thirty-six (36) month period beginning on December 2, 2009, is subject to certain limitations. Mr. Stack retains voting and dispositive power with respect to the shares subject to this option.

(3)	Mr. Stack established a loan facility in January 2007, pursuant to which he agreed to pledge shares of Class B common stock based on the Company’s stock price and outstanding loan amount. As of March 31, 2011, there were no amounts outstanding under the loan, and as such no shares were pledged. The maximum number of shares of Class B common stock that could be pledged in connection with the loan facility is 2.5 million. In addition, pursuant to the terms of the MOU, Mr. Stack’s former spouse owns or otherwise controls 4,000,000 shares of Class B common stock, which are included in the number of shares owned by Mr. Stack for purposes of this table, as he retains voting but not dispositive power with respect to such shares.

(4)	Includes 217,500 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 46,509 shares of restricted stock subject to vesting.

(5)	Includes 263,125 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 74,559 shares of restricted stock subject to vesting.

(6)	Includes 3,750 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 40,609 shares of restricted stock subject to vesting.

(7)	Includes 88,125 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 35,784 shares of restricted stock subject to vesting.

(8)	Includes 130,000 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 9,416 shares of restricted stock subject to vesting.

(9)	Includes 652,000 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 9,416 shares of restricted stock subject to vesting. Also includes 2,400 shares held by Mr. Colombo’s children. Mr. Colombo disclaims beneficial ownership of those shares held by his children, and the inclusion of such shares shall not be an admission that Mr. Colombo is the beneficial owner for the purposes of Section 16 under the Securities Exchange Act of 1934.

(10)	Mr. Colombo serves as trustee under the Denise M. Stack Trust For Children, pursuant to which he has voting and dispositive power over the Class B shares held in the trust for the benefit of Denise Stack’s children, as outlined in the irrevocable trust agreement governing the terms of the Trust.

(11)	Includes 2,750 shares of restricted stock subject to vesting.

(12)	Includes 90,000 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 9,416 shares of restricted stock subject to vesting.

(13)	Includes 90,000 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 9,416 shares of restricted stock subject to vesting.

(14)	Includes 171,500 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 9,416 shares of restricted stock subject to vesting.

(15)	Includes 40,000 shares of common stock issuable upon the exercise of options that were exercisable within 60 days of March 31, 2011 and 9,416 shares of restricted stock subject to vesting.

(16)	Includes a total of 6,645,625 shares of common stock that are issuable upon the exercise of options within 60 days of March 31, 2011, and a total of 521,905 shares of restricted stock subject to vesting.

(17)	As of March 31, 2011, there were 94,739,093 shares of common stock outstanding and 24,960,870 shares of Class B common stock outstanding. To calculate an individual director or executive officer’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator shares of common stock underlying options and securities convertible into common stock (such as our Class B common stock) that the director or executive officer is considered to beneficially own. Shares of common stock underlying options and securities convertible into common stock held by other directors, executive officers and stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our directors and executive officers may differ.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Based upon a review of filings with the SEC and written representations that no other reports were required to be filed, we believe that all of our directors and executive officers complied during fiscal 2010 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ITEM 1 — ELECTION OF DIRECTORS

The Board is divided into three (3) classes, each containing as nearly as possible an equal number of directors. The current term of office of our Class C Directors expires at the 2011 annual meeting, while the term for Class A Directors expires at the 2012 annual meeting and the term for Class B Directors expires at the 2013 annual meeting. Upon recommendation by the Governance and Nominating Committee, the Board proposes that the following nominees, Edward W. Stack (a Class C Director), Jacqualyn A. Fouse (a Class C Director) and Lawrence J. Schorr (a Class C Director), be elected for new terms of three (3) years and until their successors are duly elected and qualified as Class C Directors. Each of the nominees has consented to serve if elected. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The professional and personal backgrounds, experiences, qualifications, attributes and skills of each nominee and current director, as set forth below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that all nominees and current directors possess additional qualifications, attributes and skills that led the Board to believe that the individual should serve or continue to serve as a director, including broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship.

Directors Standing for Election

The directors standing for election at the 2011 annual meeting are:

Edward W. Stack, 56, has served as our Chairman and Chief Executive Officer since 1984 when the founder and Edward Stack’s father, Richard “Dick” Stack, retired from our then two store chain. Mr. Stack has served us full-time since 1977 in a variety of positions, including Store Manager and Merchandise Manager. Mr. Stack also served as President during fiscal year 2008. Mr. Stack also serves on the board of directors of KeyCorp (a leading bank-based financial services company listed on the NYSE). As the most senior executive of the Company, Mr. Stack provides the Board with insight into the Company’s business operations, opportunities and challenges. In addition, Mr. Stack’s history with the Company, and industry and retail experience, support the Board’s conclusion that he should continue to serve as a director of the Company.

Lawrence J. Schorr, 57, has served on the Board since 1985. Mr. Schorr currently serves as Chief Executive Officer of Boltaron Performance Products, LLC (a privately owned plastics manufacturing company). Mr. Schorr has held this position for the last five years. He previously was President of RRT-Recycle America, a subsidiary of WMX Technologies, Inc. He formerly served in the same position for Resource Recycling Technologies, Inc. (a solid waste material management company listed on the American Stock Exchange). He has also served as a partner and managing partner in the law firm of Levene, Gouldin and Thompson LLP. In addition to Mr. Schorr’s legal experience, he brings to the Board demonstrated leadership skills, both as the former Managing Partner of a law firm and through his current and past executive officer positions, as well as over 20 years of knowledge as a member of the Company’s Board. These experiences and skills have led the Board to conclude that he should continue to serve as a director of the Company.

Jacqualyn A. Fouse, 49, was elected to the Company’s Board of Directors in September 2010. Ms. Fouse currently serves as Chief Financial Officer of Celgene Corporation (a global biopharmaceutical company listed on Nasdaq). She formerly served as the Chief Financial Officer of Bunge Limited (a global agribusiness and food company listed on the NYSE) from 2007 to 2010. From 2006 to 2007, Ms. Fouse was the Senior Vice President, Chief Financial Officer and Corporate Strategy, at Alcon, Inc. (a global eye care company listed on the NYSE). In addition, from 2002, she was Alcon’s Senior Vice President and Chief Financial Officer. Previously, Ms. Fouse held a variety of senior finance positions at Alcon and its then majority owner Nestlé SA. Ms. Fouse adds significant financial reporting and management expertise as a result of her role as Chief Financial Officer at Celgene and other companies, and further enhances the expertise of our board with respect to financial matters. This expertise, together with the leadership skills evidenced by her executive position at Celgene and other companies, has led the Board to conclude that she should continue to serve as a director of the Company.

The Board unanimously recommends a vote “FOR” the persons nominated to serve as Class C Directors.

Other Directors Not Standing for Election at this Meeting

Other than the current nominees, the five (5) remaining members of the Board will continue to serve as members of our Board. Our other directors who will continue to serve after the 2011 annual meeting are:

William J. Colombo, 55, became our Vice Chairman of the Board in February 2008, after stepping down as President and Chief Operating Officer of the Company, a position he held since 2002. He also served from September 2010 until February 2011 as our interim Chief Marketing Officer. From late in 1998 to 2000, Mr. Colombo served as President of dsports.com LLC, our then internet commerce subsidiary. Mr. Colombo also served as our Chief Operating Officer and as an Executive Vice President from 1995 to 1998. Mr. Colombo joined us in 1988. From 1977 to 1988, he held various field and district positions with J.C. Penney Company, Inc. (a retailing company listed on the NYSE). He is also on the board of directors of Gibraltar Industries (a leading manufacturer, processor and distributor of products for the building, industrial and vehicular markets listed on Nasdaq). Mr. Colombo brings more than 30 years of retail experience and insight to his position on the Board. This insight, combined with his more than 20 years of Company-specific experience, has led the Board to conclude that he should continue to serve as a director of the Company. Mr. Colombo’s current term of office as a Class A Director expires at the 2012 annual meeting.

David I. Fuente, 65, has served on the Board since 1993. Mr. Fuente is currently a member of the board of Office Depot, Inc. (an office supply retailer listed on the NYSE) and was Chairman of Office Depot from 1987 to 2001 and its Chief Executive Officer from 1987 to 2000. He currently serves as a director for Ryder System, Inc. (a truck leasing and logistics company listed on the NYSE) and formerly served as trustee for Sunrise Senior Living (a senior living services provider listed on the NYSE) and Baron Investment Funds Trust and Baron Select Funds. Mr. Fuente brings leadership skills and retail experience to the Board developed through his executive management experience and service on other boards. He has also demonstrated a sense of fiduciary leadership through his involvement with various community organizations. These qualities have led the Board to conclude that he should continue to serve as a director of the Company. Mr. Fuente’s current term of office as a Class A Director expires at the 2012 annual meeting.

Larry D. Stone, 59, has served on the Board since 2007. Mr. Stone has served as President and Chief Operating Officer for Lowe’s Companies Inc. (a home improvement retailer listed on the NYSE) since December 2006, and before that served as Senior Executive Vice President Merchandising/Marketing since 2005. Mr. Stone has announced his retirement from Lowe’s effective June 2, 2011. Mr. Stone served as Senior Executive Vice President Store Operations for Lowe’s from 2003 to 2005, and as Executive Vice President, Store Operations from 2001 to 2003. Mr. Stone’s considerable retail experience gained through his positions at Lowe’s Companies Inc., combined with the leadership skills developed as President and Chief Operating Officer, has led the Board to conclude that he should continue to serve as a director of the Company. Mr. Stone’s current term of office as a Class A Director expires at the 2012 annual meeting.

Emanuel Chirico, 53, has served on the Board since December 2003. Mr. Chirico was named Chairman of the Board of the Phillips-Van Heusen Corporation (an apparel and footwear company listed on the NYSE) on June 19, 2007 and was named its Chief Executive Officer on February 27, 2006. Previously, Mr. Chirico had been President, Chief Operating Officer and a Director of Phillips-Van Heusen Corporation since 2005. Prior to that, Mr. Chirico had been Executive Vice President and Chief Financial Officer of Phillips-Van Heusen Corporation from 1999 until June 2005. From 1993 until 1999, Mr. Chirico was Phillips-Van Heusen Corporation’s controller. Prior to that, he was a partner at Ernst & Young LLP. Mr. Chirico adds significant financial reporting and management expertise as a result of his experience with a large public accounting firm and in his role as Chief Financial Officer at Phillips-Van Heusen, and further enhances the expertise of our board with respect to financial matters. These skills, along with the leadership skills evidenced by his position at Phillips-Van Heusen Corporation, has led the Board to conclude that he should continue to serve as a director of the Company. Mr. Chirico’s current term of office as a Class B Director expires at the 2013 annual meeting.

Walter Rossi, 68, has served on the Board since 1993. Mr. Rossi formerly served as Chief Executive Officer of Naartjie Custom Kids, Inc. (a children’s apparel retailer), Chief Executive Officer of Home Express (a retailer of home furnishings), Chairman of the Retail Group at Phillips-Van Heusen Corporation (an apparel and footwear company listed on the NYSE), Chairman and Chief Executive Officer of Mervyn’s (a department store chain) and as a director for Guitar Center (a retailer of musical instruments formerly listed on Nasdaq). The leadership skills that Mr. Rossi brings to the Board, developed through his executive management experience and service on other boards, combined with his more than 15 years of service on the Company’s Board, which provides him with unique insight into the Company’s growth and strategy, has led the Board to conclude that he should continue to serve as a director of the Company. Mr. Rossi’s current term of office as a Class B Director expires at the 2013 annual meeting.

How are directors compensated?

Director Compensation — 2010

					Non-
				Non-Equity	qualified
	Fees Earned or	Stock		Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Compensation	Compensation
Name(1)	($)	($)(2)(3)	($)(2)(4)	($)	Earnings($)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Emanuel Chirico	$75,750	$104,120	—	—	—	—	$179,870
William J. Colombo(6)	—	$104,120	—	—	—	—	$104,120
Brian J. Dunn(7)	$8,750	$104,120 (8)	—	—	—	—	$112,870
Jacqualyn A. Fouse	$29,500	—	$244,290	—	—	—	$273,790
David I. Fuente	$81,500	$104,120	—	—	—	—	$185,620
Walter Rossi	$65,000	$104,120	—	—	—	—	$169,120
Lawrence J. Schorr	$89,000	$104,120	—	—	—	—	$193,120
Larry D. Stone	$61,250	$104,120	—	—	—	—	$165,370

(1)	Edward W. Stack, a member of the Company’s Board, also serves as the Company’s Chief Executive Officer, and as such did not receive any compensation in fiscal 2010 in connection with his service on the Board. Mr. Stack’s 2010 compensation is reported in the “Summary Compensation Table” and the other tables set forth herein.

(2)	The values set forth in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, for restricted stock (column c) and stock option awards (column d) granted to each director. A discussion of the relevant assumptions made in the valuation of the 2010 restricted stock and stock option awards may be found in the “Stock-Based Compensation” section of Note 9 of the footnotes to the Company’s consolidated financial statements, in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

(3)	The grant date fair value with respect to restricted stock grants awarded to each director in the fiscal year ended January 29, 2011, computed in accordance with ASC Topic 718, was $26.03 per share for restricted stock awarded on March 16, 2010. The aggregate number of shares of unvested restricted stock outstanding as of January 29, 2011 is 11,950 for all directors other than Ms. Fouse, who owned no shares of restricted stock as of January 29, 2011.

(4)	The grant date fair value with respect to stock options granted to directors in the fiscal year ended January 29, 2011, computed in accordance with ASC Topic 718, was $12.21 per share for the stock option grant awarded on September 15, 2010. The aggregate number of shares underlying unexercised stock option awards outstanding as of January 29, 2011 for each director is: Emanuel Chirico, 140,000; William J. Colombo, 662,000; Jacqualyn A. Fouse, 20,000; David I. Fuente, 246,800; Walter Rossi, 300,600; Lawrence J. Schorr, 181,500; and Larry D. Stone, 60,000.

(5)	Use by our officers and directors of aircraft that are owned or leased by us for non-business purposes is governed by our travel policy for non-business use of corporate aircraft, which is described on page 37 of this proxy statement. All non-business use of such aircraft by any director during fiscal 2010 was billed to and paid for by the director in accordance with our travel policy.

(6)	Mr. Colombo stepped down from his position as President and Chief Operating Officer of the Company in 2008, but continues with the Company as Vice Chairman of the Board of Directors, and has also continued as an employee, including serving as Interim Chief Marketing Officer from September 2010 to February 2011. Mr. Colombo receives equity awards as a director, but does not receive any cash compensation in connection with his service on the Board. He did receive cash and other compensation as an employee of the Company in 2010, which amount is disclosed on page 18 of this proxy statement.

(7)	Mr. Dunn did not stand for re-election at the 2010 annual meeting of stockholders, and as such ceased to be a member of the Board of Directors as of June 2, 2010.

(8)	Mr. Dunn forfeited the award of restricted stock granted to him in March 2010 at the time he ceased to be a member of the Board of Directors.

Understanding Our Director Compensation Table

Historically, non-employee directors have been compensated by means of an annual cash retainer of $20,000 plus $7,500 per meeting ($3,750 for teleconferences), plus a $15,000 annual cash retainer for each committee chair position ($25,000 for the Audit Committee chair). Each committee member, including the chair, also receives a per committee meeting fee of $1,500 ($750 for teleconferences). There are generally six (6) Board meetings per year. Members of the Board are also reimbursed for their expenses incurred in connection with attending any meeting.

With respect to equity compensation, each director currently receives an initial option grant exercisable for 20,000 shares of common stock upon joining the Board. Historically, we also provided each non-employee director with an annual option grant exercisable for 10,000 shares for each year of service thereafter, which vest over a four (4) year period from the date of grant. Beginning with the fiscal 2008 annual grants, instead of stock options, the Company awarded annual grants of restricted stock in amounts determined by the Compensation Committee, but retained the flexibility to make stock option award grants when needed, as determined by the Compensation Committee. The 2008 and 2009 restricted stock awards are subject to a three-year cliff vest, while restricted stock awards granted thereafter (including the 2010 and 2011 restricted stock awards) vest annually in equal amounts over a three (3) year period from the date of grant.

How often did the Board meet during fiscal 2010?

During fiscal 2010, the Board of Directors met five (5) times, the Audit Committee met ten (10) times, the Compensation Committee met five (5) times and the Governance and Nominating Committee met four (4) times. Each director attended at least 75% of all Board and applicable committee meetings during fiscal 2010 for the period in which they served as director, either in person or via teleconference, except Mr. Chirico, who attended 73% of all Board and applicable committee meetings during fiscal 2010.

What committees has the Board established?

The Board has standing Compensation, Audit and Governance and Nominating Committees. The following sets forth Committee memberships as of the date of this proxy statement.

	Compensation	Audit	Governance and
Director	Committee	Committee	Nominating Committee

Edward W. Stack
William J. Colombo
Emanuel Chirico		X (c)
Jacqualyn A. Fouse(1)		X
David I. Fuente	X (c)		X
Walter Rossi		X
Lawrence J. Schorr(1)	X		X (c)
Larry D. Stone(2)	X		X

(c)	Denotes chair.

(1)	In September 2010, the Board appointed Ms. Fouse to replace Mr. Schorr as a member of the Audit Committee.

(2)	Mr. Stone was appointed to the Governance and Nominating Committee in March 2011.

The Audit Committee — Messrs. Chirico (Chairperson), Rossi and Schorr and Ms. Fouse all served as members of the Audit Committee during fiscal 2010, which was established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. Ms. Fouse replaced Mr. Schorr on the Audit Committee in September 2010 upon her joining the Board. Our Audit Committee charter, which was amended in 2003, 2004, 2007 and 2009 to reflect various rule changes promulgated by the NYSE and SEC, is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). The Audit Committee reviews the engagement of our independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the scope, fees and results of any audit. Mr. Chirico and Ms. Fouse are both qualified as audit committee financial experts within the meaning of SEC regulations, and the Board has determined that they both have accounting and financial management expertise within the meaning of the standards of the NYSE. The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations relating to audit committee independence, the listing standards of the NYSE and the Company’s Corporate Governance Guidelines.

The Compensation Committee — Messrs. Fuente (Chairperson), Schorr and Stone comprise our Compensation Committee. Our Compensation Committee charter, which was amended in 2004 and 2007 to reflect changes in NYSE and SEC rules relating to corporate governance and compensation disclosure and discussion, is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). The Compensation Committee monitors our stock and incentive and stock purchase plans, establishes the terms and conditions of all equity awards, recommends an overall compensation policy for the Company and discharges the Board’s responsibilities relating to compensation of the officers and directors of the Company. The Compensation Committee has authority under its charter to delegate any of its duties and responsibilities (or functions) to a subcommittee of the Compensation Committee consisting of one or more members, as appropriate, and has authorized a subcommittee consisting of our Chairman and Chief Executive Officer, Executive Vice President — Finance, Administration and Chief Financial Officer and Senior Vice President — Human Resources, to approve certain interim equity award grants between meetings of the Compensation Committee, in compliance with the authorizing resolutions and Delaware law.

Because the Company is a “controlled company” under the NYSE’s Corporate Governance Standards, we are not currently required to have an independent compensation committee. However, Messrs. Fuente, Schorr and Stone would qualify as independent under the current standards applicable to non-controlled companies under the NYSE’s Corporate Governance Standards.

The Company’s compensation program for executives generally has consisted of three key elements: a base salary, an annual performance incentive payable in cash, and periodic grants of stock-based compensation, such as stock options and restricted stock. Under this approach, compensation for executive officers involves a high proportion of pay that is “at-risk,” in the form of the annual performance incentive payment, which takes into account personal performance but is also based in significant part on the Company’s performance. In addition, stock-based compensation such as stock options and restricted stock ties a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders. Although a considerable portion of compensation for our executive officers is considered to be “at-risk,” the Compensation Committee has determined that this philosophy, as applied to all of our employees (including our executive officers), does not encourage excessive risk taking at any level of the Company. Rather, it encourages and motivates our employees to grow the Company in a disciplined, focused manner, with a view toward long-term success.

Base salaries for our executive officers other than our Chief Executive Officer, including any annual or other adjustments, are based upon recommendations from our Chief Executive Officer, and take into account such factors as salary norms in comparable businesses, a qualitative assessment of the nature of the position, and the contribution and experience of the officer. During fiscal 2010, recommendations relating to executive officers subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) were reviewed and approved by the Compensation Committee. Annual performance incentive amounts paid to executive officers who are subject to Section 162(m) of the Code were made by the Compensation Committee, and all other performance incentive amounts paid to non-executive officers were made in accordance with a formula established by the Compensation Committee and our Chief Executive Officer. Company management has engaged the Hay Group since 2007 to provide consultation services and assistance regarding executive compensation. See page 24 of this proxy statement under “Compensation Discussion and Analysis” for more information regarding the services provided by the Hay Group.

Under the Company’s annual performance incentive program, executive officers and certain other employees are eligible to receive cash incentive payments based upon the Company’s attainment of specific performance goals, primarily total Company earnings before taxes, as recommended by our Chief Executive Officer and approved by the Compensation Committee. Target performance incentive opportunities are established at the beginning of the fiscal year, and a specified percentage of a performance incentive program participant’s annual salary is used to determine any amount to be paid. Minimum and maximum levels of performance are established below and above which no performance incentive amounts are paid. For additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” starting on page 22 of this proxy statement.

In March 2010, in support of the Company’s long-term strategic initiatives, the Compensation Committee approved (subject to obtaining stockholder approval, which occurred in June 2010) a special one-time award of performance-based restricted stock. These awards vest, in whole or in part, at the end of a three-year period upon the successful achievement of pre-established performance criteria. For additional information regarding this three-year performance-based restricted stock award, see “Compensation Discussion and Analysis — Long Term Incentive Awards” on page 29 of this proxy statement.

During fiscal 2010, the Compensation Committee operated under guidelines for equity awards that apply generally to all eligible employees. Under these guidelines, grants of stock options and/or restricted stock generally are made on an annual basis in amounts that take into account such factors as market data on total compensation packages, the value of equity awards at targeted external companies, total stockholder return, share usage and stockholder dilution. In appropriate cases, however, special grants may be authorized outside of the annual grant framework, such as in the case of new hires. Most decisions to grant stock options or restricted stock are in the sole discretion of the Compensation Committee and, except for grants to our Chief Executive Officer, are based upon recommendations from our Chief Executive Officer. A subcommittee consisting of our Chief Executive Officer, Executive Vice President — Finance, Administration and Chief Financial Officer and Senior Vice President — Human Resources has been delegated authority to grant awards to non-executive officers in certain circumstances, such as new hires and promotions, in compliance with the applicable authorizing resolutions and Delaware law.

Mr. Stack, our Chairman and Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Company executive officers other than the Company’s employee stock purchase plan, due to his status as a greater than 5% stockholder, and his total annual compensation, including compensation derived from the annual performance incentive program, was set by the Compensation Committee based on the same factors as our other executive officers. Payments earned by Mr. Stack are included in the “Summary Compensation Table” located on page 33 of this proxy statement.

The Governance and Nominating Committee — Messrs. Fuente, Schorr (Chairperson) and Stone currently comprise our Governance and Nominating Committee. Our Governance and Nominating Committee charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). The Governance and Nominating Committee provides oversight and guidance to our Board to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in our corporate governance. The Governance and Nominating Committee reviews and evaluates policies and practices with respect to the size, composition and functioning of the Board, evaluates the qualifications of and recommends to the full Board candidates for election as directors, and reviews and recommends to the full Board the compensation and benefits for the Company’s non-employee directors. On March 15, 2011, the Governance and Nominating Committee recommended (with Mr. Schorr abstaining as to himself) to the Board of Directors that Messrs. Stack and Schorr and Ms. Fouse stand for election as Class C Directors at the Company’s 2011 annual meeting of stockholders.

Because the Company is a “controlled company” under the NYSE’s Corporate Governance Standards, we are not required to have an independent nominating committee. However, Messrs. Fuente, Schorr and Stone would qualify as independent under the standards applicable to non-controlled companies under the NYSE’s Corporate Governance Standards.

On March 16, 2011, the Board re-appointed Mr. Fuente to act as the presiding non-management director for a one-year term (until the proxy statement with respect to the 2012 annual meeting of stockholders is filed or until his successor is duly appointed and qualified).

How is our Board leadership structured?

The roles of Chairman of the Board and Chief Executive Officer of the Company are currently held by the same person, Edward W. Stack. In addition to serving in those roles, Mr. Stack holds a majority of the voting power of our capital stock, and has been operating the Company since 1984. The Board believes that Mr. Stack’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Stack possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and vendors, particularly during times of turbulent economic and industry conditions. Each of the directors other than Messrs. Stack and Colombo is independent, and the Board believes that the independent directors provide effective oversight of management. To further strengthen the governance structure, the Company also maintains a presiding non-employee director position, currently held by Mr. Fuente. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Mr. Fuente provides leadership and direction to the Company’s independent directors, and presides over executive sessions of the Board. The Board also performs annual performance evaluations of itself, its committees and our Chairman and Chief Executive Officer.

Our Board believes that our current structure is particularly favorable to the Company due to the unique qualities and attributes possessed by Mr. Stack. In the event that he should no longer be able to serve as Chairman and Chief Executive Officer of the Company, other leadership models, such as a separate independent chairman of the Board, may be appropriate. As such, one responsibility of the Board is to take all necessary steps to ensure that an effective succession process exists to provide continuity of leadership over the long term, both in the position of Chief Executive Officer and Chairman of the Board, as well as other management positions in the Company.

The Company has, through discussions of the Board, a succession process in place for Chief Executive Officer, both as a long-term measure as well as in an emergency situation. The Board, along with management, also conducts annual reviews and discussions as it relates to the identification of successors in all key executive positions. This process ensures continuity of leadership over the long term, and it forms the basis on which we determine future managerial hiring decisions. It is a key success factor in managing the long-term planning and investment lead times of our business.

What is the Board’s role in the oversight of risk management?

Our Board as a whole has responsibility for risk management oversight, with certain categories of risk being reviewed by a particular committee of the Board, which then reports to the full Board as needed. For example, the Compensation Committee evaluates risk as it relates to the structure of the Company’s compensation practices and philosophy. Company management is charged with the task of adequately identifying material risks that the Company faces in a timely manner, implementing management strategies that are responsive to the Company’s risk profile and specific material risk exposures, evaluating risk and risk management with respect to business decision-making throughout the Company, and efficiently and promptly transmitting relevant risk-related information to the Board or relevant committee, so as to enable them to conduct appropriate risk management oversight. The primary areas for which the Board and its committees provide risk management oversight include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory and reputational risks.

How does the Board select its nominees for director?

The Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members and management, and will, if warranted, utilize a third-party search firm to assist in finding prospective candidates. In addition, the Governance and Nominating Committee will consider director candidates referred by our stockholders, including for election at the 2012 annual meeting, if such nominees are submitted in accordance with the procedures set forth in “Additional Information — Advance Notice Procedures” on page 46 of this proxy statement.

The Governance and Nominating Committee, at the direction of the Committee Chair, makes an initial determination as to whether to conduct a full evaluation of a prospective candidate. This initial determination is based on whatever information is provided to the Governance and Nominating Committee with the prospective candidate’s recommendation, as well as the Governance and Nominating Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance and Nominating Committee determines, in consultation with the other Board members as appropriate, that additional consideration is warranted, it may request that additional information be gathered about the prospective nominee’s background and experience and a report be prepared for the Governance and Nominating Committee, and may utilize a third-party search firm to assist in such a process. The Governance and Nominating Committee then would evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including independence, accountability, integrity, relevant areas of experience, sound judgment in areas relevant to the Company’s businesses, diversity of experience and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Company does not maintain a separate policy regarding the diversity of its Board members. However, the Governance and Nominating Committee Charter and our Corporate Governance Guidelines encourage the Governance and Nominating Committee and the Board to consider individuals with diverse and varied professional and other experiences. The Governance and Nominating Committee will also measure candidates against the criteria it believes appropriate for Board membership, including skills and attributes that reflect the values of the Company, which criteria are reviewed with the Board on an annual basis.

The Governance and Nominating Committee will also consider such other factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Depending on the needs of the Company at the time, the prospective nominees and such other factors as the Governance and Nominating Committee deems in its business judgment to be relevant, the Governance and Nominating Committee will take such other steps as are necessary to evaluate the prospective nominee, including, if warranted, one or more Governance and Nominating Committee or Board members interviewing the prospective nominee. After completing this evaluation and other steps of the process, the Governance and Nominating Committee would make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance and Nominating Committee.

Does the Company have a Code of Ethics?

Our Code of Business Conduct and Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Business Conduct and Ethics is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors) and is available in print to any Company stockholder who contacts the Company to request one. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or directors.

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with our Board of Directors, the presiding non-management director or the non-management directors as a group may do so by writing to the Board of Directors or presiding non-management director (as the case may be), c/o General Counsel, Dick’s Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108 or sending an e-mail to the Legal Department’s attention at investors@dcsg.com. Under our process for handling letters received by the Company and addressed to the Board or non-management members of the Board, the Governance and Nominating Committee has instructed the General Counsel to (i) review any such correspondence, (ii) regularly forward to the Board a summary of all such correspondence addressed to the Board and (iii) regularly forward to the presiding non-management director copies of all such correspondence that is addressed to the presiding non-management director or the non-management directors as a group or that, in the opinion of the General Counsel, is intended for the presiding non-management director or the non-management directors as a group or that otherwise requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

How does the Board determine which directors are considered independent?

On December 4, 2003, the Board adopted its Corporate Governance Guidelines, which were amended in 2004, 2007 and 2009 to reflect certain rule changes made by the NYSE and SEC relating to independence determinations and listing standards. The full text of our Corporate Governance Guidelines adopted by the Board, which meet the listing standards adopted by the NYSE for “controlled companies,” is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors).

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of existing director and director nominee independence on March 16, 2011. During this review, the Board considered transactions and relationships between each current director or nominee for director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company). As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee for director is independent in accordance with independence requirements implemented by the NYSE.

As a result of the annual review process, the Board affirmatively determined that Messrs. Chirico, Fuente, Rossi and Stone are, and that Mr. Schorr and Ms. Fouse are and if re-elected would continue to be, independent directors, in accordance with the standards set forth in our Corporate Governance Guidelines and in accordance with independence requirements implemented by the NYSE. Further, in 2010 the Board affirmatively determined that Mr. Dunn, who did not stand for re-election at the June 2010 annual meeting, was also an independent director in accordance with the standards set forth in the Corporate Governance Guidelines and in accordance with applicable independence requirements.

What is the Board’s recommendation as it relates to the frequency of the advisory vote on compensation of named executive officers?

As discussed in greater detail in “Item 4 — Advisory Vote on the Frequency of Advisory Vote on Compensation of Named Executive Officers” on page 45 of this proxy statement, the Board recommends that an advisory vote on the compensation of our named executive officers occur annually.

What is our policy on Annual Meeting attendance?

The Board’s official policy with respect to attendance at the Company’s annual meeting of stockholders by members of the Board is that the Board strongly encourages its members to attend the annual meeting of stockholders. The Company currently expects that most of its directors will attend the 2011 annual meeting. All but one of the then current members of the Board were in attendance at last year’s annual meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Fuente, Schorr and Stone. None of Mr. Fuente, Mr. Schorr or Mr. Stone has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on the Compensation Committee.

Certain Relationships and Transactions with Related Persons

We lease two locations from Stack Associates, LLC, a New York limited liability company established by the estate of Richard “Dick” Stack, our founder and father of Edward W. Stack, one of which continues to operate as one of our stores. Our total monthly lease payments for the two locations is $20,000. We paid $240,000 under these leases in fiscal 2010. The amount paid per square foot under these leases is comparable to the amounts we agreed to pay to unaffiliated third parties for other new leases that were entered into around the same time period.

In November 1992, an agreement was entered into that gives Edward W. Stack an irrevocable proxy to vote all shares of Dick’s Sporting Goods, Inc. owned (including shares acquired in the future) by Richard T. Stack. Also, Edward W. Stack has entered into an option agreement with his brother Martin Stack, pursuant to which Martin Stack may at any time, in whole or in part, for a thirty-six (36) month period beginning December 2, 2009, exercise an option for shares of our common stock owned by Edward W. Stack (at 75% of the per share market price on the date of exercise). Market price for purposes of this option agreement is defined as the mean between the high and low prices of the Company’s common stock on the applicable national securities exchange on the day on which the option is exercised, if the common stock is then being traded on a national securities exchange, and if the common stock is then being traded on such an exchange but there are no sales on such day, the market price shall be deemed to be the mean between the high and low prices of the common stock on the national securities exchange on the day on which the most recent sales occurred prior to the date of exercise; and if the common stock is not then traded on such an exchange, then the market price shall be deemed to be the mean between the high and low bid and asked prices for the common stock on the over-the-counter market on the day on which the option is exercised. As of January 29, 2011, the option issued by Edward W. Stack to his brother Martin Stack was exercisable for 409,800 shares of our common stock owned by Edward W. Stack.

On February 13, 2006, we entered into an Aircraft Sublease Agreement with Corporate Air, LLC (“Corporate Air”), which was amended effective January 30, 2011 to extend the term of the sublease to December 31, 2011. Under the Sublease Agreement, we have the ability to charter for business use an aircraft owned by EWS, LLC (“EWS”), an entity owned by Edward W. Stack. Corporate Air, an independent airline charter company, has a master lease with EWS under which Corporate Air operates and maintains this aircraft, hires pilots and other staff for flight operations and also may act to charter this aircraft for use by third parties. During the term of the Sublease Agreement, as extended, we have the right to use this aircraft on a flight available basis for one thousand five hundred (1,500) hours per year for business travel purposes. Under the Sublease Agreement, we pay Corporate Air a base fee of $150,000 per month and an hourly charter rate of $1,900 per block hour of actual usage. The hourly charter rate is subject to a fuel surcharge adjustment, as set forth in the Sublease Agreement. During fiscal 2010, we paid Corporate Air $2,348,090 under the Sublease Agreement. The Sublease Agreement may be terminated under certain conditions as set forth in the Sublease Agreement and terminates automatically if Corporate Air no longer has the right to operate the aircraft under its master lease with EWS.

In December 2009, we entered into an assignment with EWS and Gulfstream Aerospace Corporation, pursuant to which we acquired purchase and outfitting rights to a Gulfstream aircraft, for which EWS had previously made deposits, of which $1.5 million was non-refundable. Upon assignment of the purchase agreement to us, EWS received reimbursement of all of its deposits from Gulfstream. The Company made payments to Gulfstream of $8 million through the end of fiscal 2010 under the purchase agreement. All payments to Gulfstream under the purchase agreement are credited to the total purchase price of $59.5 million, which is payable in increments through 2013. If the purchase agreement is terminated prior to the delivery of the aircraft, up to $3.5 million of the deposits are non-refundable.

We, along with two of our subsidiaries, currently sublease one (1) store to and lease two (2) stores from Best Buy Co., Inc., where Brian Dunn, who served as a member of our Board of Directors until June 2010, serves as Chief Executive Officer. Each lease was entered into pursuant to arms’ length transactions prior to Mr. Dunn joining our Board of Directors. The sublease was entered into in 1999 for an initial term of five (5) years, with four (4) extension options thereafter, each for an additional five (5) year term. The annual rent that Best Buy pays to us under this sublease is $216,760. The first lease was entered into by our subsidiary Galyan’s Trading Company, Inc. in 1999, for a twenty (20) year term and annual rent of $1,543,403 per year. The second lease, which is held through our wholly-owned subsidiary, Golf Galaxy, LLC, was entered into in 2004, has a term of ten (10) years and two (2) months, and has annual rent payments of $243,726.

Kim Myers, the sister of our Chairman and Chief Executive Officer and a holder of our Class B common stock, is married to Tim Myers, who is employed by the Company in the position of director. Mr. Myers was paid an aggregate salary and bonus of $165,951 for his services during fiscal 2010.

On February 2, 2008, Mr. Colombo stepped down as President and Chief Operating Officer of the Company, but continued with the Company as an employee and to serve as Vice Chairman of the Board. In connection with his fiscal 2010 employment, which included serving as Interim Chief Marketing Officer from September 2010 to February 2011, Mr. Colombo received an aggregate salary of $150,000, a special management bonus of $400,000 for serving as Interim Chief Marketing Officer, and other compensation totaling $21,396, which amount primarily consisted of professional fees and an annual vehicle allowance. All other amounts received by Mr. Colombo in 2010 were received in connection with his service as Vice Chairman of the Board, and are reflected in the Director Compensation Table on page 10 of this proxy statement.

The Audit Committee reviewed and approved or ratified the transactions set forth above that occurred prior to March of 2007 in accordance with the terms of its committee charter. Since March 2007, the Audit Committee’s review and ratification, approval or disapproval of transactions required to be reported under Item 404 of the SEC’s Regulation S-K have been conducted in accordance with the terms of the Company’s Related Party Policy & Procedures, which covers our directors, director nominees, executive officers, and immediate family members of our directors, director nominees and executive officers, and also may apply to outside third parties in which any of these persons owns more than 10% of the equity, serves as an officer or equivalent or, in the case of directors, director nominees or immediate family members, is employed. Such third party transactions are initially reviewed by our Legal Department to determine if they fall within the scope of the Related Party Policy & Procedures.

Transactions (or series of related transactions) that would generally fall within the scope of the Related Party Policy & Procedures include those in which the amount exceeds $120,000 per year, other than compensation between a person covered by the policy and the Company (and its subsidiaries). Any new transaction and any amendment to a transaction that falls within the scope of the policy is required to be reviewed and approved, ratified or disapproved by the Audit Committee. Any potential related party transactions that are not reviewed by the Audit Committee must be reviewed by the full Board or another committee thereof, in accordance with the terms of the Related Party Policy & Procedures. Information regarding potential related party transactions is obtained through self-reporting, as well as through submission of annual director and executive officer questionnaires.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The charter of the Audit Committee of the Board of Directors, which is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors), specifies that the purpose of the Committee is to assist the Board of Directors in its responsibility to:

•	oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company;

•	oversee the work of the Company’s financial management, the internal auditors employed by the Company and any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work;

•	oversee management’s development of, and adherence to, a sound system of internal accounting and financial controls and that internal auditors and outside auditors objectively assess the Company’s financial reporting, accounting practices and internal controls; and

•	provide an open avenue of communication between outside auditors, internal auditors and the Board.

In carrying out these responsibilities, the Audit Committee, among other things:

•	provides oversight on matters relating to the appointment and oversight of the outside auditors;

•	reviews matters concerning the appointment and oversight of the internal auditors;

•	provides oversight and review of accounting principles and practices and internal controls;

•	provides oversight and monitoring of the Company’s financial statements and audits;

•	oversees matters relating to communications with the outside auditors and management;

•	prepares an annual report to be included in the Company’s proxy statement relating to the Company’s annual report on Form 10-K; and

•	provides oversight to the extent it deems necessary on certain other matters related to certain related party transactions.

The Audit Committee met ten (10) times during fiscal 2010. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors without the presence of Company management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both Company management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During fiscal 2010, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1. AV Section 380) and as adopted by the Public Accounting Oversight Board in Rule 3200T, including the adoption of, or changes to, the Company’s significant internal auditing and accounting principles and procedures as suggested by the outside auditors, internal audit and management and any management letters provided by the outside auditors and the response to those letters. The Audit Committee has also received the written disclosures and letter from the Company’s independent accountant, Deloitte & Touche LLP (sometimes referred to as D&T), required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has had discussions with D&T regarding their independence. The Audit Committee has also received, reviewed and discussed with D&T the report required by section 10A(k) of the Securities Exchange Act of 1934.

Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, for filing with the SEC.

Members of the Audit Committee

Emanuel Chirico (Chairperson)
Walter Rossi
Jacqualyn A. Fouse

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as our independent registered public accounting firm since the audit for the 11-month period ended January 30, 1999. For fiscal 2010, D&T rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC, and also provided tax services. D&T is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has selected D&T as such for fiscal 2011.

Audit and Non-Audit Fees and Independent Public Accountants

The following table presents fees for professional audit services rendered by D&T for the audit of the Company’s annual financial statements for fiscal 2009 and 2010, and fees billed for other services rendered by D&T for fiscal 2009 and 2010.

	Fiscal 2009	Fiscal 2010

Audit Fees	$914,142	$939,328
Audit-Related Fees	76,064	48,587
Tax Fees	748,658	117,038
All Other Fees	—	—
Total All Fees	$1,738,864	$1,104,953

Audit Fees — Amounts presented include $155,400 and $184,000 of fees incurred in connection with review of Company compliance under the Sarbanes-Oxley Act in fiscal 2009 and 2010, respectively.

Audit-Related Fees — Audit-related fees paid in fiscal 2009 and 2010 principally include fees relating to audits of employee benefits plans and statutory audits of subsidiary locations.

Tax Fees- Tax fees set forth for fiscal 2009 and 2010 are for tax-related services related primarily to tax consulting, tax planning and tax compliance (including U.S. federal and state returns).

The Audit Committee pre-approves the terms of all auditing services and the terms of any non-audit services that the independent registered public accounting firm is permitted to render under Section 10A(h) of the Securities Exchange Act of 1934. The Audit Committee may delegate the pre-approval to one of its members, provided that if such delegation is made, the full Audit Committee must be presented at its next regularly scheduled meeting with any pre-approval decision made by that member.

Representatives of D&T will be present at the 2011 annual meeting of stockholders to respond to questions and to make statements as they desire.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte
& Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2011.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with the Company’s management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The full text of the Compensation Committee’s charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors).

Respectfully submitted,

Members of the Compensation Committee

David I. Fuente (Chairperson)
Lawrence J. Schorr
Larry D. Stone

Compensation Discussion and Analysis

Overview — The Company’s compensation objectives and philosophy are grounded in our overall goal — which is to be the number one sports and fitness specialty retailer for all athletes and outdoor enthusiasts through the relentless improvement of everything we do. To achieve that goal, we believe we need to continue to grow our business in a very disciplined way. Because financial discipline and focus are critical elements of the Company’s overall success, we use earnings before taxes (“EBT”) as the primary metric to measure our business goals for compensation purposes. In addition to EBT, we utilize other internal Company metrics, as discussed in greater detail below, to focus the efforts of our management and employees in certain specific areas, so as to promote growth and profitability.

In fiscal 2010, the Company continued the strong recession recovery path it began in fiscal 2009, as evidenced by six consecutive quarters of positive consolidated same store sales and a 19% increase in Gross Profit dollars relative to fiscal 2009. This success resulted from our relentless focus on three areas: profitable growth, strong financial discipline and consistent execution to enhance the customer experience. To that end, portions of our executive compensation programs were modified in fiscal 2010 and 2011 to further emphasize both short and long-term achievement of specific metrics that we feel measure and reward sustainable improvement, but also continue to support our current risk management strategy:

•	The minimum performance payout metric of our annual performance incentive program was eliminated in 2010 due to the Company’s sustained performance improvement;

•	A Strategic Initiatives goal was added to our annual performance incentive program in 2010, which is a four-part goal comprised of improvement in consolidated same store sales, margin, inventory turn and new store productivity, with payout adjustments based on consolidated or business unit EBT;

•	Commencing in fiscal 2011, our annual incentive equity award program has been converted from a share based approach to a value based approach to, among other things, create a more stable and controllable equity expense and better align our grants with market value; and

•	A long-term performance incentive program, consisting of a performance-based restricted stock grant vesting after three years, was implemented in 2010 utilizing the Strategic Initiatives goal, with no opportunity for annual payouts. Performance targets for this program were set as “stretch” goals, with a payout gate in the form of a minimum required three-year incremental EBT gain returned to our stockholders.

The Compensation Committee believes the additional metrics, along with the inter-dependency embedded in the program designs and the combination of one and three-year measurement periods, creates a more balanced perspective for our executive officers and further reduces the risk of short-term gain at the expense of long-term success.

Our compensation programs are designed to attract and retain executive leaders who are results oriented, financially astute and focused on continuous performance improvement. Consequently, our compensation philosophy currently emphasizes “at-risk” pay by providing for market median compensation at target performance and significant upside potential for above-target performance through our variable pay programs. Although a considerable portion of compensation for our executive officers is considered to be “at-risk”, the Compensation Committee has determined that this philosophy, as applied to all of our employees, including our executive officers, does not encourage excessive risk taking at any level of the Company. Rather, it encourages and incentivizes our employees at all levels to grow the Company in a disciplined, focused manner, with a view toward long-term success. The chart below provides the purpose and specific target market position for each pay element.

Pay Component	Purpose	Philosophy/Target Market Position

Base salary	Compensate relative to individual skills, experience, technical and functional knowledge, and Company contributions	Retail market median, with a willingness to pay up to the 75th percentile for critical skills in key functions(a)
Performance based annual cash incentive program	Encourage achievement of above-target financial metrics, focus efforts on continuous short-term improvement, and align cross-functional objectives through use of commonly utilized Company-wide metrics (e.g., EBT) and Company-specific metrics (e.g., Strategic Initiatives)	Retail market median for target performance with upside potential at or above the 75th percentile for maximum performance(a)
Long-term equity incentives	To drive behaviors that lead to long-term growth and financial success, ensure balance between short and long-term performance focus, align executive and stockholder interests, retain key executive talent, and provide executive ownership opportunities	Retail market median for target performance with above median discretionary awards for outstanding performance against key financial metrics
Retirement and welfare benefits	Provide tax-deferred retirement savings opportunities and financial protection against illness, disability or death	Competitive with the retail market and part of our broad-based benefit program(b)
Perquisites and other additional benefits	Attraction and retention of key executive talent	Competitive but limited

(a)	Percentile information derived from the Hay Retail Survey, discussed below under “Benchmarking Executive Compensation.”

(b)	The same health benefits (medical, dental and vision) are offered to both our named executive officers and other full-time associates, except for our Chairman and Chief Executive Officer, whose medical plan contains a higher level of coverage due to the critical nature of his role. Retirement programs, as described below, are available to certain managers and high-level individual contributors.

Role of Compensation Committee — The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating the achievement of those goals and objectives, and approving compensation based on that performance. Additionally, as it relates to all officer compensation other than his own, our Chairman and Chief Executive Officer plays a central role in establishing, reviewing and evaluating compensation matters. Our Chairman and Chief Executive Officer is key to our business, holds a majority of the voting power of our capital stock and has been operating the Company since 1984; as such, he plays an extremely significant role in establishing certain key policies related to officer compensation. For example, our Chairman and Chief Executive Officer initially determines the annual base salary for all executive officers (in consultation with the head of Human Resources) subject to review and approval by the Compensation Committee, approves (as part of a subcommittee appointed by the Compensation Committee) individual equity awards for employees other than executive officers, and makes the final determination on whether new and/or revised compensation programs will be presented by management to the Compensation Committee.

Under the rules promulgated by the NYSE and Rule 162(m) of the Code, the three members of the Compensation Committee are independent non-employee directors for purposes of establishing compensation for our named executive officers.

Determining Executive Compensation — Changes in named executive officers’ compensation are based on specific circumstances related to the named executive officer, including individual performance, specific skills, knowledge and experience, the internal value of the position held and external market competitiveness, as well as Company performance. Overall Company performance and satisfaction of key internal metrics are the intrinsic elements of all our variable pay programs. The annual performance incentive payout for our named executive officers is based on Company financial and operational metrics. Equity grants under our Amended and Restated 2002 Stock and Incentive Plan (the “2002 Plan”) are awarded based on a combination of overall Company performance as well as individual performance and potential. Due to the fact that stock option grants are inherently performance based, we grant a higher percentage of stock options to our executive officers as compared to non-executive employees, as the executive officer receives limited benefit from the grant unless the stock price rises after the grant date, which conforms with our philosophy of keeping more pay “at-risk” for upper management. Company and individual performances are also considerations in determining other aspects of compensation, including changes in base salary and Company contributions to retirement programs. Our Chairman and Chief Executive Officer, in consultation with our head of Human Resources, recommends changes in executive officer compensation (other than his own), which are then reviewed and approved by the Compensation Committee.

Changes to our Chairman and Chief Executive Officer’s compensation are based primarily on the performance of the Company on a consolidated basis. The Compensation Committee, in setting compensation for our Chairman and Chief Executive Officer, also reviews and takes into consideration his aggregate historic compensation, the individual elements of compensation (including the mix of fixed versus variable pay components), the aggregate value of his equity ownership in the Company, as well as benchmarking information provided to the Compensation Committee, which is discussed in greater detail below.

Benchmarking Executive Compensation — Company management has historically engaged the Hay Group, a nationally known consulting company with a strong emphasis in the retail sector, to review, analyze and make recommendations with respect to our executive officer compensation, both with respect to individual components as well as the comprehensive package. The data produced by the Hay Group are utilized by our Chairman and Chief Executive Officer in developing executive officer compensation recommendations for the Compensation Committee. Each 2010 direct pay component utilized by the Company was analyzed using the Hay Group 2010 Retail Industry Total Remuneration Report (referred to as the “Hay Retail Survey”), which includes 104 companies and provides data by job title (controlling for differences in responsibility and revenue). The Hay Group also provides periodic market analysis and other non-executive compensation consulting services to Company management. The Compensation Committee has determined that the work performed by the Hay Group does not in any way impact the independence of the Compensation Committee members.

In 2010 the Compensation Committee requested that management engage the Hay Group to conduct a review of the direct compensation components for our named executive officers against a benchmark retail group, with a focus on base pay, annual performance incentive pay and stock-based compensation. This benchmark retail group (referred to as the “Retail Peer Group”) was selected, with the approval of the Compensation Committee, from publicly held specialty retailers, retailers with annual revenues between one-half and two times the Company’s annual revenue, “medium” to “large” box retailers (i.e. average store size of 15,000 square feet or greater), retailers with comparable financial metrics (i.e. that consider both short and longer-term performance such as market capitalization, sales, return on invested capital and total shareholder return), and companies with which we compete for executive talent.

The companies comprising the Retail Peer Group do not necessarily match all of the criteria set forth above, as the Compensation Committee did not view the various criteria as being of equal importance. Further, companies with up to twice our annual revenues were included as a criteria so as to align with the aspirational nature of our growth strategy, thereby reflecting the appropriate recruitment universe from which we desire to attract executive officer talent to support that strategy. Additionally, a broader range of criteria ensured that a sufficient number of companies would be included, so as to provide meaningful benchmarks.

The Retail Peer Group is reviewed periodically by the Compensation Committee and may change from time to time based on each component retailer’s continued relevance to the Company’s current or future business model, as well as the competitive environment for executive talent. At its September 2010 meeting, the Compensation

Committee reviewed the Retail Peer Group against updated financial and operational metrics and determined that no revisions were required. The Retail Peer Group for fiscal 2011 is comprised of the following companies:

• Abercrombie and Fitch Co.	• Big Lots, Inc.	• Collective Brands, Inc.
• Advance Auto Parts, Inc.	• Cabela’s Incorporated	• PetSmart, Inc.
• American Eagle Outfitters, Inc.	• Charming Shoppes, Inc.	• Ross Stores, Inc.
• AutoZone, Inc.	• Dollar Tree Stores, Inc.	• Tractor Supply Company
• Barnes and Noble, Inc.	• Foot Locker, Inc.	• Williams-Sonoma, Inc.
• Bed Bath and Beyond Inc.	• GameStop, Corp.

In light of our Chairman and Chief Executive Officer’s position as holder of a majority of the voting power of our outstanding capital stock, in December 2010 management conducted, at the Compensation Committee’s request, a one time review of his compensation against an additional “controlled company” peer group, utilizing the Hay Retail Survey database. To attain an appropriate sample size, the controlled company peer group included companies for which the majority of voting stock is owned by an individual or corporation, as well as companies with “effective control,” where the owner/founder did not have majority voting power, but nevertheless still heavily influenced the company. Compensation data were adjusted for job size to account for the breadth of sales volume ($500 million to $400 billion). The controlled company peer group was comprised of the following 24 companies:

• Amazon.com, Inc.	• The Cato Corporation	• Limited Brands, Inc.
• Apple Inc.	• Coldwater Creek Inc.	• New York & Company, Inc.
• AutoZone, Inc.	• Dollar General Corporation	• Polo Ralph Lauren Corporation
• bebe stores, inc.	• DSW Inc.	• rue21, inc.
• Belk, Inc.	• Express, Inc.	• Sears Holdings Corporation
• Bon-Ton Stores, Inc.	• hhgregg, Inc.	• Sonic Automotive, Inc.
• Buckle, Inc.	• J. Crew Group, Inc.	• The Dress Barn, Inc.
• Cabela’s Incorporated	• Kenneth Cole Productions, Inc.	• Wal-Mart Stores, Inc.

Overall, the controlled company results were consistent with the results from the Hay Retail Survey and Retail Peer Group analyses, with the exception of the annual value of equity grants, which is discussed further below.

Compensation Program Design — The Compensation Committee, in consultation with our Chairman and Chief Executive Officer, has designed our executive compensation program to reward the achievement of specific annual Company financial and operational metrics in order to align executives’ interests with those of our stockholders, by rewarding performance that increases stockholder value. To that end, our programs emphasize variable, performance-based pay.

Although we do not have a rigid policy or target for allocating between cash and non-cash or short and long-term incentive compensation, so as to maintain the flexibility to reallocate between these variables as circumstances dictate, we do structure our compensation program to ensure that the overall percentage of at-risk pay is high. To illustrate, the table set forth below shows the percentage of compensation for each of our named executive officers that is considered to be “at-risk”, as compared to the Hay Retail Survey and our Retail Peer Group.

	2010 At-risk
	Pay as a % of
	Total Direct	2010 Hay	Retail Peer
	Compensation	Retail Survey	Group
Position	(1)	(2)	(2)

Chairman and Chief Executive Officer	88%	80%	86%
Executive Vice President — Finance, Administration and Chief Financial Officer	74%	73%	72%
President and Chief Operating Officer	79%	75%	65%
Executive Vice President — Global Merchandising and Division President of Golf Galaxy(3)	n/a	n/a	n/a
Senior Vice President— Human Resources	69%	59%	n/a

(1)	Percentages used in this table reflect 2010 base pay, 2010 bonus paid in 2011 and the value of the 2010 annual equity grants. The value of equity is derived using the fair market value of the stock as of the date of grant in accordance with the 2002 Plan, and a Black Scholes factor (excluding expected forfeiture rates), so as to ensure the appropriate comparison with market data.

(2)	The 2010 Hay Retail Survey represents data on all elements of compensation, and includes 2010 base pay, 2009 bonus paid in 2010 and the long-term incentive data for grants made in early 2010. The Retail Peer Group data were derived from information filed in 2010 proxy statements.

(3)	Peter J. Whitsett served as Division President, Golf Galaxy, Senior Vice President, Dick’s Sporting Goods from March through November of 2010, at which time he was promoted to his current position. As such, he did not receive all of the compensation components necessary to calculate at risk pay as a percentage of total direct compensation.

Although the overall percentage of at-risk pay is high, the components that make up this portion of our named executive officer compensation package have been designed to eliminate potential excessive risk taking by emphasizing long-term compensation and financial performance metrics correlated with stockholder value. For example, the 2010 revisions to the annual performance incentive program increased the solid foundational metrics upon which successful performance is measured— metrics that focus not just on sales, but on profitable sales, along with operational performance measures. Also, our equity program provides for the balanced issuance of both stock options and restricted stock. The inclusion of restricted stock with a three-year cliff vesting period shifts the emphasis from short-term to longer-term results and decisions, while the one-time grant of a three-year performance based restricted stock award in 2010 and the use of stock options help to maintain a strong focus on long-term improvement and obtaining specific long-term results. The combination of strong profit orientation in the annual performance incentive program and the balanced equity program design encourages all of our executive officers to make thoughtful, sound business decisions that support the Company’s growth strategy, while at the same time protecting stockholder interests.

Compensation Components — Consistent with the goals discussed above, the Company’s compensation program for our named executives officers consists of base salary, a potential annual cash performance incentive payment and long-term equity incentive awards, each of which are discussed below.

Base Salary — The Compensation Committee considered the Company’s overall performance against the retail industry, each named executive officer’s individual performance and total pay position within the retail industry, as well as the proposed pay mix including the actual performance incentive payout and long-term equity grant value to determine 2010 base salaries. The base salaries paid to our named executive officers for fiscal 2008, 2009 and 2010 are set forth in the “Summary Compensation Table” located on page 33 of this proxy statement.

The table set forth below compares the 2010 base salary amounts for our named executive officers to the Hay Retail Survey and our Retail Peer Group.

		Percentile	Percentile
		Versus	Versus
	2010 Base	2010 Hay	Retail Peer
Position	Salary	Retail Survey	Group

Edward W. Stack	$780,769	less than 25th	less than 25th
Timothy E. Kullman	$542,308	50th	50th
Joseph Schmidt	$695,192	25th - 50th	50th - 75th
Peter J. Whitsett	$371,923	75th	50th - 75th
Kathryn J. Sutter	$366,154	50th	n/a

Annual Performance Incentive — Historically, payment under the Company’s annual performance incentive opportunity for executive officers at the senior vice president level and higher has been based primarily on achievement of pre-determined levels of Earnings Before Taxes (EBT). In fiscal 2010, the Company modified its program so as to add four (4) additional metrics to the evaluation process, in addition to the Consolidated Earnings Before Taxes (Consolidated EBT) target: comparable sales growth percentage, gross margin basis point improvement, inventory turn improvement and new store productivity basis point improvement (collectively, the “Strategic Goals”). The Strategic Goals were selected so as to further focus the efforts of our executive officers on specific growth initiatives as well as achieving sustained profitability for the Company. The introduction of Strategic Goals was intended to integrate individual achievement and cross-functional cooperation for our executive officers to create a “holistic” set of incentives. The Compensation Committee also considered the risk mitigation aspect provided by setting a multi-level focus on both financial and operational metrics.

A specified percentage of the named executive officer’s annual salary received is used to determine the actual performance incentive award amount to be paid, based on three (3) levels of achievement of the performance criteria: threshold (below which no award is paid), target and maximum (above which no additional amount is paid). An additional “minimum” level of performance was also included in 2008 and 2009 as a way to maintain the “pay for performance” nature of the bonus program during the global economic downturn, while at the same time preserving its incentive and retentive characteristics. However, due to the Company’s performance improvements, the Compensation Committee eliminated the minimum performance payout opportunity for the 2010 program. The following sets forth the specific bonus percentages payable for fiscal 2010 for our named executive officers, as a percentage of base salary received:

	Potential Payment Amounts
	(as Percentage of Base Salary)
Position	Threshold	Target	Maximum

Chairman and Chief Executive Officer	160%	200%	400%
Executive Vice President — Finance, Administration and Chief Financial Officer	60%	75%	150%
President and Chief Operating Officer	60%	75%	150%
Executive Vice President — Global Merchandising & Division President of Golf Galaxy(1)	60%	75%	150%
Senior Vice President — Human Resources	40%	50%	100%

(1)	As a result of Mr. Whitsett’s promotion from Division President, Golf Galaxy, Senior Vice President of Dick’s Sporting Goods to his current position at the end of November 2010, the base salary amount utilized to determine his potential performance incentive payment for 2010 was a blended rate of $438,186.

The two components of the 2010 annual performance incentive program were weighted as follows: 80% toward Consolidated EBT and 20% toward the Strategic Goals. In addition, Consolidated EBT also acted as a threshold criterion, such that if a base Consolidated EBT level, which in fiscal 2010 was $249,700,000, was not reached, then no performance incentive amounts would be paid, regardless of any other level of achievement.

Consolidated EBT and Strategic Goal metrics for 2010, which correlate with the payment amounts as a percentage of salary table set forth below, were established as follows:

2010 Performance Target
(in $000s)	Threshold(1)	Target		Maximum(1)

Consolidated EBT	$249,700	$276,200		$294,500
Strategic Goals:
Comparable Sales Increase		3.0%
Gross Margin Improvement		113 bps
Inventory Turn Improvement		0.08	x
New Store Productivity Improvement		511 bps

(1)	Each of the four metrics comprising the Strategic Goals is satisfied on a “yes/no” basis; as such, there is only one measurement for each component.

As set forth above, the relative weight (as a percentage of overall payment) assigned to Consolidated EBT for our named executive officers was 80%. This 80% weight is adjusted based on the applicable Consolidated EBT level achieved (i.e., multiplied by 200% if Maximum Consolidated EBT is achieved, resulting in a 160% adjusted weight, and multiplied by 80% if Threshold Consolidated EBT is achieved, resulting in a 64% adjusted weight). The Company uses interpolation to determine the specific amount of the payout for each named executive officer with respect to the achievement of each goal between the various levels. In addition, participants whose employment related to the Golf Galaxy business were evaluated using Golf Galaxy EBT, rather than Consolidated EBT, with respect to this component.

The Strategic Goals comprised the second component of the 2010 annual performance incentive payment. Payment levels for achievement of the Strategic Goals were also tied to the actual level of Consolidated EBT (or Golf Galaxy EBT, as applicable) achieved. The table below shows the correlation between the level of Consolidated EBT achieved (threshold/target/maximum) and the Strategic Goal payment level:

	Percent of Strategic Goal Achieved
# Goals Achieved	Threshold(1)	Target(1)	Maximum(1)

4	100%	150%	200%
3	75%	100%	175%
2	50%	75%	150%
1	25%	50%	100%

(1)	The level of Consolidated EBT (or Golf Galaxy EBT, as applicable) achieved in fiscal 2010 dictated which column to utilize to determine percent of Strategic Goal achieved.

The relative weight (as a percentage of overall payment of the bonus) assigned to the Strategic Goal was 20%. The percentage of Strategic Goals Achieved were applied to the 20% weight assigned to the Strategic Goal, to determine the “goal weight.” The relative goal weights for 2010 are as follows:

	Goal Weight
# Goals Achieved	Threshold	Target	Maximum

4	20%	30%	40%
3	15%	20%	35%
2	10%	15%	30%
1	5%	10%	20%

As with the Consolidated EBT component, the Company uses interpolation to determine the specific amount of the payout for each named executive officer with respect to the achievement of each goal between the various levels. The goal weight was then multiplied by the 2010 base salary amounts for each named executive officer to determine the actual amount of payment.

The Company’s fiscal 2010 Consolidated EBT used to determine payment levels was $326,565,000 (which amount was adjusted to address two non-recurring items relating to the closure of twelve underperforming Golf Galaxy stores and certain litigation settlement costs), and its Strategic Goal results were as follows: comparable sales increase: 7.4%, gross margin improvement: 140 basis points, inventory turn improvement: 0.18x and new store productivity improvement: 1,809 basis points. The table set forth below shows the actual incentive payments made to our named executive officers as a percentage of base salary received.

		Actual Payout
	Bonus	as a Percentage
Position	Received	of Base Salary

Chairman and Chief Executive Officer	$3,123,077	400%
Executive Vice President — Finance, Administration and Chief Financial Officer	$813,462	150%
President and Chief Operating Officer	$1,042,789	150%
Executive Vice President — Global Merchandising & Division President of Golf Galaxy(1)	$432,347	98.7%
Senior Vice President — Human Resources	$366,154	100%

(1)	Because Mr. Whitsett served as Division President, Golf Galaxy, Senior Vice President, Dick’s Sporting Goods from March through November of 2010, Golf Galaxy EBT was used as his threshold criterion as it related to the Strategic Goals; further, as disclosed above, the base salary amount utilized to determine his potential performance incentive payment for 2010 was a blended rate of $438,186.

Annual performance incentive payments are paid for the most recently completed fiscal year (assuming the performance levels have been met) as soon as administratively practical after the amounts are determined and the Compensation Committee has taken the action required under Section 162(m) of the Code. The Compensation Committee has retained the right to pay amounts outside of the Company’s 2002 Plan that do not qualify for and are not deductible by the Company as compensation under Section 162(m) because the requirements of Section 162(m) have not been met. Over the past three (3) years, we have achieved at or near the maximum performance level twice.

The 2011 annual performance incentive components and targets were established by the Compensation Committee with a goal of building on the momentum gained from the Company’s positive financial performance against our multiple growth strategies in fiscal 2010, and continuing the focus on sustainable operational excellence. The Compensation Committee recognizes the challenge of focusing on both sustained profitable growth, represented by EBT, and operational excellence, as envisioned by our Strategic Initiatives goals, and has designed the 2011 annual performance incentive program to reward the achievement of both.

Long-Term Incentive Awards — Our 2002 Plan is designed to create a link between the creation of stockholder value and long-term incentive compensation, provide our employees an opportunity for increased equity ownership and attract and retain associates who are focused on long-term performance. Equity grants are generally made on an annual basis to specified categories of employees in amounts that take into account such factors as Company and individual performance, total stockholder return, share usage and stockholder dilution, as well as market competitiveness. Special grants may also be authorized by the Compensation Committee for new hires and promotions, to recognize exceptional performance or for retention purposes. A subcommittee consisting of the Chairman and Chief Executive Officer, Executive Vice President — Finance, Administration and Chief Financial Officer and Senior Vice President Human Resources has been delegated authority to approve equity grants to non-executive officers in connection with promotions, new hires and for special retention purposes between meetings of the Compensation Committee. The Compensation Committee is apprised of these interim grants, and records of all such grants are included in the Compensation Committee minute book.

The Compensation Committee retains sole discretion to grant equity awards, which, except for grants to our Chairman and Chief Executive Officer, are based upon recommendations provided by our Chairman and Chief Executive Officer. Equity grants to newly hired named executive officers who are eligible to receive them have been made at special Compensation Committee meetings, at Board meetings and by unanimous written consent. We do not have equity or other security ownership requirements or guidelines applicable to our named executive officers. The Company’s annual grant of equity awards for vice presidents and above (including executive officers) was split in 2010, with approximately 40% of the total grant value consisting of restricted stock, and the remaining 60% awarded as a stock option.

Stock options granted under the 2002 Plan currently have a seven year maximum term from the date of grant, or earlier upon employment termination, death or disability. Most stock option awards vest in equal amounts annually over four years, although some option awards for new hires or promotions vest in equal amounts annually over a three year period or in some cases cliff vest at the end of certain periods. Our annual restricted stock grants generally become 100% vested on the third anniversary of the grant date, and are subject to forfeiture if the recipient failed to remain employed by the Company or its subsidiary during the vesting period. We believe that our use of restricted stock enhances the retention aspect of our equity program, more strongly encourages a long-term focus in our executives and assists in reducing share usage and stockholder dilution. To address the lack of a formal retirement savings program for our directors, beginning in 2010 the shares of restricted stock granted to the Board vest in equal amounts annually over a three (3) year period, rather than cliff vesting. For additional information regarding the terms of our stock option and restricted stock awards, see “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 35 of this proxy statement.

The equity grants awarded to our named executive officers in fiscal 2010 are set forth in the “Grants of Plan-Based Awards Table” located on page 34 of this proxy statement. These grants reflect a number of considerations, including an increased emphasis on at-risk pay as a percent of total compensation to encourage continued attention to both short-term and long-term results improvement, and an increased focus on individual performance and contributions in achieving our business objectives.

In fiscal 2010, in support of the Company’s long-term strategic initiatives, the Compensation Committee approved a special grant of performance-based restricted stock, referred to as the long-term incentive award, which vests, in whole or in part, at the end of a three-year period upon the successful achievement of pre-established performance criteria. The number of shares of restricted stock awarded was determined based on a specific award value that was converted to restricted shares based on the closing price of the Company’s common stock on the date of the grant. The number of shares that vest at the end of the three-year performance period will depend upon the number of goals achieved (on a “yes/no” basis). In addition, a Consolidated EBT gate was implemented, pursuant to which a minimum of 80% of the three-year cumulative incremental EBT gain from the achievement of these metrics must be returned to our stockholders in order for any vesting to occur. Further, for those award recipients who are fully dedicated to either the Company’s Golf Galaxy or e-Commerce business units, an additional Golf Galaxy or e-commerce EBT gate must also be satisfied in order for any vesting to occur; however, in the event that an award recipient’s position changes during the three-year performance period, such that they are no longer fully dedicated to the Golf Galaxy or e-Commerce business unit, the additional gate will cease to apply on a going-forward basis.

Assuming that the threshold Consolidated EBT gate is satisfied, the metrics that will be evaluated by the Compensation Committee for the long-term incentive award are (i) increase in consolidated same store sales, (ii) basis point improvement in gross margin percent, (iii) improvement in inventory turn and (iv) basis point improvement in new store productivity. Each metric will receive an equal 25% weight. The performance targets established for each metric represent a “stretch” achievement over the three-year period as follows: (i) consolidated same store sales growth of 12.25%, (ii) gross margin improvement of 200 basis points, (iii) inventory turn improvement of 0.35x and (iv) new store productivity improvement of 1,228 basis points. The three-year performance period goes from January 31, 2010 to February 2, 2013.

Fiscal 2010 equity awards (exclusive of the long-term incentive award) granted to our named executive officers were generally between the 25th and 50th percentile of the Hay Retail Survey based on value. When compared against the Retail Peer Group, 2010 equity awards were generally at the 50th percentile, with the exception of our Chairman and Chief Executive Officer whose equity award was at the 25th percentile. As it relates to the controlled company survey, equity values are generally lower as compared to typical practices for the larger retail market, with the result being that the Chairman and Chief Executive Officer’s equity award was at the 50th percentile when compared against the controlled company data.

Historically, the annual equity award grant was derived using number of shares. In 2011, the Company shifted its policy to granting annual equity awards based on the value of the award, which is determined by considering the long-term performance equity market data included in the Hay Retail Survey and Retail Peer Group. The

Compensation Committee believes the conversion from a share based approach to a value based approach will ensure greater alignment and consistency with the external market, reduce the risk profile of the 2002 Plan and provide greater stability in managing equity expense.

Retirement and Other Benefits — The Company’s Smart Savings 401(k) Plan, established pursuant to Section 401(k) of the Code, covers all salaried employees (including executive officers) and certain hourly employees. Under its terms, the Company may make a discretionary matching contribution, which typically has been paid out at 50% of the first 10% of the participant’s deferral. The participant must be an active employee on December 31st of the plan year to receive any matching contribution for that year. Company contributions vest 20% per year of service and are fully vested when a participant attains five years of service. The Compensation Committee approves any such discretionary match.

Officers’ Supplemental Savings Plan — The Dick’s Sporting Goods Officers’ Supplemental Savings Plan, referred to as the Officers’ Plan, a voluntary nonqualified deferred compensation plan, became effective in April 2007. The Officers’ Plan was implemented for the purpose of attracting high quality executives by providing a more robust retirement savings opportunity and, by including a strong match provision, promoting in our key executives an increased interest in the successful operation of the Company. Certain key executives, including our named executive officers, are eligible to participate in the Officers’ Plan. For information regarding the terms of the Officers’ Plan, including matching amounts received by our named executive officers, see the “Nonqualified Deferred Compensation Table” and subsequent narrative description set forth on page 40 of this proxy statement.

As a result of the outstanding financial performance of the Company, the Chairman and Chief Executive Officer recommended, and the Compensation Committee approved, a discretionary contribution to each of our retirement programs with respect to the 2010 plan years. The Company’s discretionary matching contribution to our Smart Savings 401(k) Plan was increased from last year’s rate of 50% of the first 10% of each participant’s deferral to 60% of the first 10% of each participant’s deferral. Associates eligible to participate in the non-qualified Officers’ Plan or Supplemental Smart Savings Plan (which is available for certain employees who are ineligible for the Officers’ Plan) also received a discretionary contribution, with allocations to individual associates based on a percent of base salary with adjustments that considered individual performance and tenure. For additional information regarding discretionary amounts received by our named executive officers for the 2010 plan year, see the “Nonqualified Deferred Compensation Table” set forth on page 40 of this proxy statement.

Employee Stock Purchase Plan — The Company has an Employee Stock Purchase Plan, or ESPP, which has been indefinitely suspended since July of 2009. The ESPP allows eligible employees (including named executive officers) to purchase shares of our common stock at a price equal to 85% of the lesser of the fair market value of the stock on the first business day or the last business day of the semi-annual offering period, up to an annual maximum of $25,000. Our Chairman and Chief Executive Officer is not eligible to participate in the ESPP because he owns greater than 5% of our voting stock.

Insurance Policies — We pay the insurance premiums on two life insurance policies and one disability policy covering our Chairman and Chief Executive Officer. The beneficiary under each policy is the executive’s former spouse, a personal beneficiary chosen by our Chairman and Chief Executive Officer (and prior to death he may receive the cash surrender value of the policy), and the Company, respectively. Attributed costs of the personal benefits described above for our Chairman and Chief Executive Officer for the fiscal year ended January 29, 2011 are included in column (i) of the “Summary Compensation Table” on page 33 of this proxy statement.

Perquisites and Other Personal Benefits — The Company provides its named executive officers with limited perquisites and other personal benefits that our Chairman and Chief Executive Officer and the Compensation Committee believe are reasonable and consistent with our overall compensation program, to better enable us to attract and retain our executive talent for key positions. For a description of the permissible perquisites, and the attributed costs of these benefits for our named executive officers for the fiscal year ended January 29, 2011, please see column (i) of the “Summary Compensation Table” and the related footnotes to the column on page 33 of this proxy statement.

Written Employment Arrangements — We historically have not entered into employment agreements with our named executive officers. We have generally provided our executive officers with limited severance payments upon termination of employment. In most cases, upon termination of employment by us we are only obligated to pay to that named executive officer an amount equal to the greater of (i) four (4) weeks of pay or (ii) one (1) week of pay for every year of employment with us, in each case at the named executive officer’s base salary rate immediately prior to termination. The Company may also, in its discretion, offer other arrangements to employees whose employment with the Company terminates. Aside from the employment arrangements discussed in this proxy statement, the Company does not have any arrangements in place with our named executive officers that would provide severance payments to them upon a change-in-control of the Company.

In some instances in connection with the negotiation of new hires, we have entered into offer letters with our executive officers, which have provided them written assurances of additional elements of compensation as they join the Company. Offer letters of this nature were entered into with Mr. Kullman in 2007 and with Mr. Whitsett in 2010. Additional information regarding the terms of Mr. Whitsett’s offer letter is provided on page 35 of this proxy statement.

William J. Colombo assumed the role of Vice Chairman of the Board in 2008, at which time he stepped down as the Company’s President and Chief Operating Officer. In addition to serving as Vice Chairman, Mr. Colombo agreed to continue as an employee of the Company for a period of time, so as to provide assistance with respect to various projects as requested by our Chairman and Chief Executive Officer, and he receives compensation in connection with such employment, as disclosed on page 18 of this proxy statement.

On July 12, 2010, David I. Mossé was hired as Senior Vice President, Legal and General Counsel, and was designated as an executive officer of the Company on that date. In connection with his hire, Mr. Mossé received an equity grant of 20,008 shares of restricted stock, 4,000 of which are subject to three-year cliff vesting and 16,008 representing a long-term incentive award subject to the three-year performance criteria discussed in this proxy statement. Mr. Mossé was also granted an option to purchase 30,000 shares of common stock, half of which cliff vests after a four-year period and the other half of which vests 25% per year over four years on each anniversary of the date of grant.

On February 7, 2011, Lauren R. Hobart was hired as Senior Vice President and Chief Marketing Officer, and was designated as an executive officer of the Company on that date. In connection with her hire, Ms. Hobart received an equity grant of 20,272 shares of restricted stock, 4,000 of which are subject to annual vesting in equal amounts over a three-year period, 4,000 of which are subject to three-year cliff vesting, and 12,272 representing a long-term incentive award subject to the three-year performance criteria discussed in this proxy statement. Ms. Hobart was also granted an option to purchase 30,000 shares of common stock, half of which cliff vests after a four-year period and the other half of which vests at 25% per year over four years on each anniversary of the date of grant.

Tax and Accounting Implications

Deductibility of Executive Compensation — Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the three (3) other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants and annual performance incentive payments, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee expressly reserves the authority to approve non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Nonqualified Deferred Compensation — On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with the statutory provisions that became effective January 1, 2005.

Summary Compensation Table

The following table discloses the compensation for Edward W. Stack, the principal executive officer of the Company, Timothy E. Kullman, the principal financial officer of the Company, and the three (3) other most highly compensated executive officers of the Company or its subsidiaries who were serving as executive officers at January 29, 2011 and whose total annual compensation (excluding items described in column (h) below) exceeded $100,000 (collectively the “named executive officers”).

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Edward W. Stack,	2008	$700,000	—	$660,352	$1,099,840	—	—	$305,556		$2,765,748
Chairman and Chief	2009	$700,000	—	$491,301	$3,290,324	$2,800,000	$28,000	$105,256		$7,414,881
Executive Officer(5)	2010	$780,769	—	$1,437,090	$1,776,009	$3,123,077	$306,840	$107,423	(6)	$7,531,208
Timothy E. Kullman,	2008	$500,000	—	$110,059	$588,262	$172,059	—	—		$1,370,380
Executive Vice President —	2009	$504,615	—	$136,818	$546,617	$756,923	—	$3,675		$1,948,648
Finance, Administration and Chief Financial Officer	2010	$542,308	—	$757,707	$459,183	$813,462	$81,868	$4,410	(7)	$2,658,938
Joseph H. Schmidt,	2008	$625,000	—	$275,161	$420,187	$215,074	—	—		$1,535,422
President and Chief	2009	$675,000	—	$205,227	$1,022,954	$1,012,500	$9,369	$6,900		$2,931,950
Operating Officer	2010	$695,192	—	$1,085,685	$918,366	$1,042,789	$104,254	$11,310	(8)	$3,857,596
Peter J. Whitsett, Executive	2010	$371,923	—	$976,911	$720,282	$432,347	$74,069	$180,406	(9)	$2,755,938
Vice President — Global
Merchandising & Division President of Golf Galaxy
Kathryn L. Sutter, Senior Vice	2009	$333,846	—	$82,920	$448,147	$333,846	$9,912	$3,675		$1,212,346
President— Human Resources	2010	$366,154	—	$656,190	$275,510	$366,154	$68,787	$4,410	(7)	$1,737,205

(1)	The values set forth in this column represent the aggregate grant date fair value of restricted stock or stock option awards, as applicable, and the maximum number of shares that will vest if all award performance metrics are achieved for the long-term incentive award granted to each named executive officer, in accordance with ASC Topic 718. A discussion of the relevant assumptions made in the valuation for 2010 may be found in the “Stock-Based Compensation” section of Note 9 of the footnotes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed with the SEC on March 18, 2011.

(2)	Includes annual performance incentive payments earned in each of fiscal 2008, 2009 and 2010, regardless of when paid. Under the 2002 Plan, the relevant performance measures for the performance incentive awards are satisfied in fiscal 2008, 2009 or 2010, as applicable, and thus reportable in fiscal 2008, 2009 or 2010, as applicable, even though payments, if any, were made in fiscal 2009, 2010 or 2011, as applicable.

(3)	Includes an additional discretionary contribution approved by the Compensation Committee under the Officers’ Plan. For additional information, see “Compensation Discussion and Analysis — Officers’ Supplemental Savings Plan” on page 31 of this proxy statement.

(4)	Use by our executive officers and directors for non-business purposes of aircraft that are owned or leased by us is governed by our travel policy for non-business use of corporate aircraft, which is described on page 37 of this proxy statement. All non-business use of such aircraft by any executive officer or director during fiscal 2010 was billed to and paid for by the executive officer or director in accordance with our travel policy.

(5)	Mr. Stack does not receive any compensation from the Company in connection with his service as Chairman of the Board.

(6)	Personal benefits for fiscal 2010 include an annual vehicle allowance, professional fees and country club dues. The amount shown also includes a tax payment of $37,995 incurred as a result of insurance, professional fees and country club dues, $41,392 of insurance premiums paid in fiscal 2010 on two life insurance policies for the benefit of Mr. Stack, for which the beneficiaries under the policies, upon the executive’s death, are the executive’s former spouse and a personal beneficiary of his choosing, respectively, and one disability insurance policy for which the Company is beneficiary, and $4,410 of matching contributions under the Company’s defined contribution plan.

(7)	Amount reflects matching contributions under the Company’s defined contribution plan.

(8)	Personal benefits for fiscal 2010 include an annual vehicle allowance and $4,410 of matching contributions under the Company’s defined contribution plan.

(9)	Personal benefits for fiscal 2010 include relocation benefits of $80,406 and a one-time cash signing bonus in the gross amount of $100,000.

Grants of Plan-Based Awards Table

The following table sets forth each award grant made to a named executive officer in fiscal 2010 under plans established by the Company.

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant Date
								Number	Number of	Price of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Option	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	Awards	and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options(#)	($/Sh)(3)	Awards (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	($)(l)

Edward W. Stack	3/16/2010	—	—	—	—	—	—	36,000	—	—	$937,080
	3/16/2010	—	—	—	—	—	—	—	135,000	$26.03	$1,776,009
	3/16/2010	—	—	—	4,802	9,605	19,209	—	—	—	$500,010
	—	$1,249,231	$1,561,538	$3,123,077	—	—	—	—	—	—	—

Timothy E. Kullman	3/16/2010	—	—	—	—	—	—	9,900	—	—	$257,697
	3/16/2010	—	—	—	—	—	—	—	37,500	$26.03	$459,183
	3/16/2010	—	—	—	4,802	9,605	19,209	—	—	—	$500,010
	—	$325,385	$406,731	$813,462	—	—	—	—	—	—	—

Joseph H. Schmidt	3/16/2010	—	—	—	—	—	—	22,500	—	—	$585,675
	3/16/2010	—	—	—	—	—	—	—	75,000	$26.03	$918,366
	3/16/2010	—	—	—	4,802	9,605	19,209	—	—	—	$500,010
	—	$417,115	$521,394	$1,042,789	—	—	—	—	—	—	—

Peter J. Whitsett	3/25/2010	—	—	—	—	—	—	8,000	—	—	$212,720
	3/25/2010	—	—	—	—	—	—	—	30,000	$26.59	$354,400
	4/29/2010	—	—	—	4,802	9,605	19,209	—	—	—	$554,564
	12/7/2010	—	—	—	—	—	—	5,900	—	—	$209,627
	12/7/2010	—	—	—	—	—	—	—	22,500	$35.53	$365,884
	—	$175,254	$219,068	$438,136	—	—	—	—	—	—	—

Kathryn L. Sutter	3/16/2010	—	—	—	—	—	—	6,000	—	—	$156,180
	3/16/2010	—	—	—	—	—	—	—	22,500	$26.03	$275,510
	3/16/2010	—	—	—	4,802	9,605	19,209	—	—	—	$500,010
	—	$146,462	$183,077	$366,154	—	—	—	—	—	—	—

(1)	Payments were made pursuant to the 2002 Plan, as set forth in column (g) of our “Summary Compensation Table.” Amounts were earned in fiscal 2010, but were paid in fiscal 2011.

(2)	Three-year long-term incentive award; see “Compensation Discussion and Analysis — Long-Term Incentive Awards” on page 29 of this proxy statement. Threshold, Target and Maximum attainment assumes that each of the threshold gate and one of four, two of four and four of four award performance metrics are achieved, respectively.

(3)	The exercise price of the stock options awarded were determined in accordance with the 2002 Plan, which provides that the exercise price for each share covered by an option will be the closing sale price for our common stock as quoted on the NYSE for the last market trading day prior to the time of determination.

(4)	The full grant date fair value calculations are computed in accordance with ASC Topic 718 for those options and shares of restricted stock awarded to the named executive officers in fiscal 2010 under the 2002 Plan (disregarding any estimates of forfeitures related to service-based vesting conditions). Grant date fair value for the long-term incentive awards reflect the Company’s share price of $26.03 at the date of grant for the award multiplied by the number of shares that will vest if all four award performance metrics (maximum) are achieved. A discussion of the relevant assumptions made in the valuation for 2010 may be found in the “Stock-Based Compensation” section of Note 9 of the footnotes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 filed with the SEC on March 18, 2011.

Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

Offer Letters for Executive Officers — On February 19, 2010, we agreed to employment terms with Peter J. Whitsett, and on March 24, 2010 Mr. Whitsett joined us as Division President, Golf Galaxy, Senior Vice President, Dick’s Sporting Goods. Pursuant to the terms of the offer letter, Mr. Whitsett received a gross annual salary of $400,000, which was to be adjusted to $500,000 in the event certain Golf Galaxy budget targets were achieved during fiscal 2010, and he is eligible to participate in the Company’s annual performance incentive program. With respect to the fiscal 2010 annual performance incentive program, the EBT metric used by the Company to determine a portion of Mr. Whitsett’s incentive payment was based on the performance of our Golf Galaxy business unit. Mr. Whitsett received a cash signing bonus in the gross amount of $100,000, which was subject to forfeiture if he voluntarily terminated employment within one year of his employment date, and also received an initial restricted stock grant of 8,000 shares that cliff vests on the third anniversary of the date of grant, and two stock option grants exercisable for 15,000 shares each, one of which cliff vests on the fourth anniversary of the date of grant and the other of which vests 25% per year in equal amounts on each anniversary of the date of grant. Mr. Whitsett is also eligible to participate in the full range of benefits and retirement plans offered to other Company officers, including the long-term incentive award, as set forth on the Grants of Plan-Based Awards table above.

Mr. Whitsett was subsequently promoted to Executive Vice President — Global Merchandising & Division President of Golf Galaxy at the end of November 2010. As a result of his promotion, the metrics to be used to determine Mr. Whitsett’s fiscal 2011 annual performance incentive payment will be based on consolidated Company metrics, rather than Golf Galaxy. Further, as a result of his promotion at the end of November 2010, Mr. Whitsett’s target amount for the fiscal 2010 annual performance incentive program, which normally is derived from base salary paid during the year, was based on a blended rate salary of $438,186. For additional information regarding how the Company’s annual performance incentive program is structured, see “Compensation Discussion and Analysis — Annual Performance Incentive” on page 27 of this proxy statement.

Option Awards — The 2002 Plan permits the granting of both incentive and non-qualified stock options to purchase shares of our common stock. The Company’s 1992 Stock Plan also permitted the granting of both incentive stock options and non-qualified stock options. The 1992 Stock Plan terminated in 2002, such that no new options can be granted under the 1992 Stock Plan, although certain options previously granted under the 1992 Stock Plan remain exercisable. Non-qualified stock options were granted to the Company’s named executive officers in fiscal 2010 as set forth in the Grant of Plan-Based Awards Table above. The option exercise price for each share covered by an option was determined, in accordance with the 2002 Plan, as the closing sale price for our common stock as quoted on the NYSE for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as deemed reliable. The term of the option may not exceed seven years from the date of the grant. Generally, the options granted in 2010 vest 25% per year over a four-year period on each anniversary of the date of grant, although the option to purchase 15,000 shares granted to Mr. Whitsett in March of 2010 in connection with his hiring has a four-year cliff vesting feature. See “Potential Payments Upon Termination or Change-in-Control” beginning on page 41 of this proxy statement for a description of the effects of employment termination or a change in control on stock option awards.

Restricted Stock Awards — The 2002 Plan also permits the granting of restricted shares of our common stock. Shares of restricted stock were granted to the Company’s named executive officers in fiscal 2010 as set forth in the Grant of Plan-Based Awards Table above and to the Company’s directors as set forth in the Director Compensation

Table on page 10 of this proxy statement. Generally, restricted shares have three (3) year vesting terms, which may be annual ratable vesting or cliff vesting, as determined by the Compensation Committee. See “Potential Payments Upon Termination or Change-in-Control” beginning on page 41 of this proxy statement for a description of the effects of employment termination or a change in control on restricted stock awards.

Long Term Incentive Award — In addition to the 2010 annual grant of time-based vesting restricted stock, in March 2010 the Compensation Committee approved a special grant of long-term, performance-based restricted stock, referred to as the long-term incentive awards, to certain employees of the Company including the named executive officers, as reflected in the Grant of Plan-Based Awards Table above. The purpose of the long-term incentive awards is to provide an additional long-term incentive opportunity to key employees to reinforce and reward the successful achievement of the Company’s strategic initiatives, further align their interests with those of Company stockholders and customers, and attract and retain the exceptional leadership talent required to support the Company’s long-term growth initiatives. The long-term incentive awards have a three-year performance period, and the total number of shares of restricted stock that vest at the end of the performance period will be based on the level of improvement attained in various metrics. See “Compensation Discussion and Analysis — Long-Term Incentive Awards” on page 29 of this proxy statement for additional information regarding the long-term incentive awards.

Performance Incentive Award — The 2002 Plan allows for the payment of annual performance incentive awards. Performance incentive awards paid to named executive officers for fiscal 2010 are reflected in column (g) of the above “Summary Compensation Table”. Performance incentive awards are tied to the level of achievement with respect to one or more performance criteria established by the Compensation Committee for a performance period, which is typically the fiscal year. The level of achievement during the performance period versus the established criteria determines the amount of payment, which, depending on performance, will be one of a threshold, target or maximum payment. The maximum amount payable to an individual as a performance incentive payment may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a performance incentive award granted under the 2002 Plan for any fiscal year that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will not exceed $5,000,000.

The Compensation Committee establishes the performance criteria and level of achievement versus these criteria that determines the amount payable under a performance incentive award at each performance level, which criteria may be based on financial performance and/or personal performance evaluations. The Compensation Committee may specify the percentage of the performance incentive award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. For additional detail regarding the targets and criteria utilized in connection with the payment of the performance incentive awards with respect to fiscal 2010, see “Compensation Discussion and Analysis — Annual Performance Incentive” on page 27 of this proxy statement. The Compensation Committee determines the timing of payment of any performance incentive amount, and may provide for or permit an election for the deferral of payment of any performance incentive amount to a specified date or event. Performance incentive amounts may be payable in equity or in cash or other property, including any award permitted under the 2002 Plan. Notwithstanding satisfaction of any performance goals, the amount paid under a performance incentive program on account of either financial performance or personal performance evaluations may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee determines.

The 2002 Plan allows for the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code. One of the conditions to qualify as “performance-based” compensation is that the material terms of the performance goals must be approved by the Company’s stockholders at least every five (5) years. The 2002 Plan was approved by the Board and our stockholders prior to our initial public offering, and was again approved by our stockholders at our 2003, 2008 and 2010 annual meetings, which preserved the tax status of certain awards as performance-based, and thereby allowed the Company to continue to fully deduct the compensation expense related to such awards, assuming all other applicable criteria relating to Section 162(m) are satisfied.

Travel Policy — The Compensation Committee and the Board approved a Company Travel Policy for Non-Business Use of Corporate Aircraft in November 2004, under which certain of our executives (including the Chief Executive Officer, President, Executive Vice Presidents, Board members and other officers designated by the Chief Executive Officer) may use any aircraft owned or leased by us for non-business purposes. The frequency and priority of the non-business use of the aircraft is determined by our Chief Executive Officer. Except as approved by our Chief Executive Officer or the Compensation Committee, the value of the non-business trip is billed to the individual (done directly through our third-party aircraft management company to the executive or director and paid by the executive or director to our third-party aircraft management company) at the aggregate incremental cost to the Company determined in accordance with Item 402 of Regulation S-K, as amended (but no less than $500 per hour for each hour of flight time), and in accordance with Federal Aviation Administration regulations. In any limited instances where the executive or director is not billed, any non-reimbursed travel will be considered income to the executive or director and reported for tax purposes in the executive’s or director’s earnings in accordance with the base aircraft valuation formula, which is also known as the standard industry fare level formula.

At least annually, the Company’s director of internal audit conducts an internal audit of the non-business use of the corporate aircraft to confirm adherence to the Company Travel Policy, and prepares a report to the Compensation Committee relating to such audit.

Outstanding Equity Awards At Fiscal Year End Table

The following table sets forth all unexercised options and unvested restricted stock that have been awarded to our named executive officers by the Company and were outstanding as of January 29, 2011.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market or
				Incentive						Awards:	Payout Value
				Plan Awards:					Market	Number of	of Unearned
	Number of	Number of		Number of			Number of		Value	Unearned	Shares,
	Securities	Securities		Securities			Shares or		of Shares or	Shares, Units	Units
	Underlying	Underlying		Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Edward W. Stack	3,696,000	—		—	$11.44	10/21/2013	—		—	—	—
	144,000	—		—	$12.63	01/21/2014	—		—	—	—
	250,000	—		—	$17.98	03/02/2015	—		—	—	—
	300,000	—		—	$18.95	03/01/2016	—		—	—	—
	225,000	75,000	(1)	—	$28.23	03/21/2017	—		—	—	—
	45,000	45,000	(2)	—	$27.87	03/27/2015	—		—	—	—
	33,750	101,250	(3)	—	$13.82	03/18/2016	—		—	—	—
	—	345,000	(4)	—	$13.82	03/18/2016	—		—	—	—
	—	135,000	(5)	—	$26.03	03/16/2017	—		—	—	—
	—	—		—	—	—	23,694	(6)	$848,245	—	—
	—	—		—	—	—	35,550	(7)	$1,272,690	—	—
	—	—		—	—	—	36,000	(8)	$1,288,800	—	—
	—	—		—	—	—	—		—	19,209 (9)	$687,682
Timothy E. Kullman	75,000	25,000	(10)	—	$29.32	04/09/2017	—		—	—	—
	—	50,000	(11)	—	$29.32	04/09/2017	—		—	—	—
	18,750	18,750	(2)	—	$27.87	03/27/2018	—		—	—	—
	7,500	7,500	(2)	—	$27.87	03/27/2015	—		—	—	—
	9,375	28,125	(3)	—	$13.82	03/18/2016	—		—	—	—
	—	50,000	(4)	—	$13.82	03/18/2016	—		—	—	—
	—	37,500	(5)	—	$26.03	03/16/2017	—		—	—	—
	—	—		—	—	—	3,949	(6)	$141,374	—	—
	—	—		—	—	—	9,900	(7)	$354,420	—	—
	—	—		—	—	—	9,900	(8)	$354,420
	—	—		—	—	—	—		—	19,209 (9)	$687,682
Joseph H. Schmidt	20,000	—		—	$17.98	03/02/2015	—		—	—	—
	70,000	—		—	$18.95	03/01/2016	—		—	—	—
	—	20,000	(12)	—	$28.23	03/21/2017	—		—	—	—
	37,500	12,500	(1)	—	$28.23	03/21/2017	—		—	—	—
	28,125	9,375	(13)	—	$31.42	12/06/2017	—		—	—	—
	18,750	18,750	(2)	—	$27.87	03/27/2015	—		—	—	—
	14,062	42,188	(3)	—	$13.82	03/18/2016	—		—	—	—
	—	107,500	(4)	—	$13.82	03/18/2016	—		—	—	—
	—	75,000	(5)	—	$26.03	03/16/2017	—		—	—	—
	—	—		—	—	—	9,873	(6)	$353,453	—	—
	—	—		—	—	—	14,850	(7)	$531,630	—	—
	—	—		—	—	—	22,500	(8)	$805,500
	—	—		—	—	—	—		—	19,209 (9)	$687,682
Peter J. Whitsett	—	15,000	(14)	—	$26.59	03/25/2017	—		—	—	—
	—	15,000	(15)	—	$26.59	03/25/2017	—		—	—	—
	—	22,500	(16)	—	$35.53	12/07/2017	—		—	—	—
	—	—		—	—	—	8,000	(17)	$286,400	—	—
	—	—		—	—	—	—		—	19,209 (9)	$687,682
	—	—		—	—	—	5,900	(18)	$211,200	—	—
Kathryn L. Sutter	20,000	—		—	$17.98	03/02/2015	—		—	—	—
	15,000	—		—	$18.95	03/01/2016	—		—	—	—
	60,000	20,000	(1)	—	$28.23	03/21/2017	—		—	—	—
	7,500	7,500	(2)	—	$27.87	03/27/2015	—		—	—	—
	5,625	16,875	(3)	—	$13.82	03/18/2016	—		—	—	—
	—	55,000	(4)	—	$13.82	03/18/2016	—		—	—	—
	—	22,500	(5)	—	$26.03	03/16/2017	—		—	—	—
	—	—		—	—	—	3,949	(6)	$141,374	—	—
	—	—		—	—	—	6,000	(7)	$214,800	—	—
	—	—		—	—	—	6,000	(8)	$214,800	—	—
	—	—		—	—	—	—		—	19,209 (9)	$687,682

(1)	Stock Option vests at the rate of 25% per year, with vesting dates of 3/21/2008, 3/21/2009, 3/21/2010 and 3/21/2011.

(2)	Stock Option vests at the rate of 25% per year, with vesting dates of 3/27/2009, 3/27/2010, 3/27/2011 and 3/27/2012.

(3)	Stock Option vests at the rate of 25% per year, with vesting dates of 3/18/2010, 3/18/2011, 3/18/2012 and 3/18/2013.

(4)	Stock Option vests in its entirety on March 18, 2013.

(5)	Stock Option vests at the rate of 25% per year, with vesting dates of 3/16/2011, 3/16/2012, 3/16/2013 and 3/16/2014.

(6)	Shares of common stock vested 100% on March 27, 2011.

(7)	Shares of common stock vest 100% on March 18, 2012.

(8)	Shares of common stock vest 100% on March 16, 2013.

(9)	Maximum number of Shares of common stock that may vest on April 5, 2013 upon determination of achievement of performance-based criteria. See “Compensation Discussion and Analysis — Long Term Incentive Awards” on page 29 of this proxy statement for additional information relating to the performance criteria.

(10)	Stock Option vests at the rate of 25% per year, with vesting dates of 4/9/2008, 4/9/2009, 4/9/2010 and 4/9/2011.

(11)	Stock Option vested in its entirety on April 9, 2011.

(12)	Stock Option vested in its entirety on March 21, 2011.

(13)	Stock Option vests at the rate of 25% per year, with vesting dates of 12/6/2008, 12/6/2009, 12/6/2010 and 12/6/2011.

(14)	Stock Option vests in its entirety on March 25, 2014.

(15)	Stock Option vests at the rate of 25% per year, with vesting dates of 3/25/2011, 3/25/2012, 3/25/2013 and 3/25/2014.

(16)	Stock Option vests at the rate of 25% per year, with vesting dates of 12/7/2008, 12/7/2009, 12/7/2010 and 12/7/2011.

(17)	Shares of common stock vest 100% on March 25, 2013

(18)	Shares of common stock vest 100% on December 7, 2013.

Option Exercises and Stock Vested

The following table sets forth, with respect to our named executive officers, all options that were exercised and restricted stock that vested during fiscal 2010.

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Edward W. Stack	517,500 (1)	$16,989,732 (1)	—	—
Timothy E. Kullman	—	—	—	—
Joseph H. Schmidt	40,000 (2)	$879,800 (2)	—	—
Peter J. Whitsett	—	—	—	—
Kathryn L. Sutter	—	—	—	—

(1)	Pursuant to the terms of the MOU, Mr. Stack’s former spouse is entitled to receive the economic benefit with respect to certain stock options exercisable for shares of our common stock (which as of January 29, 2011 totaled 2,345,000 shares, subject to equitable adjustment for any stock split, recapitalization or similar event), which includes the right to request the exercise of such stock options and sale of the underlying stock in accordance with the Company’s applicable policies, Section 16(b) limitations and the terms of the MOU. Mr. Stack maintains voting power with respect to any stock issued upon the exercise of these options until such stock is sold. Pursuant to this arrangement, at the request of his former spouse, on December 20, 2010 Mr. Stack exercised a stock option with respect to 517,500 shares and sold the underlying shares at an average market price of $35.8304 per share. In accordance with the terms of the MOU, Mr. Stack transferred to his former spouse the net after tax proceeds from the sale of the shares. This stock option had an exercise price of $3.00 per share and would have otherwise expired on October 15, 2012.

(2)	Mr. Schmidt exercised stock options and sold the underlying shares as follows: 20,000 shares on November 18, 2010 at an average market price of $33.50 per share, and 20,000 shares on December 3, 2010 at a price of $35.75 per share. All stock options exercised by Mr. Schmidt in fiscal 2010 had an exercise price of $12.63 per share and would have otherwise expired January 21, 2014.

Pension Benefits

The Company did not have in fiscal 2010, and currently does not have, any plans that provide for payments or other benefits at, following, or in connection with the retirement of our named executive officers, other than tax qualified and/or nonqualified defined contribution plans.

Nonqualified Deferred Compensation Table

The following table sets forth amounts contributed during fiscal 2010 under the Company’s defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

					Aggregate
	Executive	Registrant	Aggregate		Balance
	Contributions	Contributions	Earnings	Aggregate	at Last Fiscal
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	Year
Name	Year ($)	Year ($)	Year ($)	Distributions ($)	End ($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)

Edward W. Stack	$995,385	$306,840	$103,517	$—	$3,090,889
Timothy E. Kullman	$37,846	$81,868	$2,036	$—	$275,357
Joseph H. Schmidt	$48,596	$104,254	$22,088	$—	$468,389
Peter J. Whitsett	$69,231	$74,069	$5,734	$—	$149,034
Kathryn L. Sutter	$54,808	$68,787	$75,287	$—	$505,673

(1)	Amounts set forth in this column reflect amounts deferred and contributed by the named executive officer under the Officers’ Plan, which became effective April 1, 2007.

(2)	Amounts set forth in this column include a discretionary contribution made by the Company under the Officers’ Plan with respect to the 2010 plan year, with allocations to individual associates based on a percent of base salary with adjustments that considered individual performance and tenure.

Dick’s Sporting Goods Officers’ Supplemental Savings Plan — On March 21, 2007, the Compensation Committee approved the implementation of the Officers’ Plan, a voluntary nonqualified deferred compensation plan effective April 1, 2007, for the purpose of attracting high quality executives and promoting increased efficiency and an interest in the successful operation of the Company. Certain key executives (or other participants as the Board may determine) are eligible to participate in the Officers’ Plan, including our named executive officers. Under the Officers’ Plan, eligible participants have the opportunity to defer up to 25% of their base salary and up to 100% of their annual performance incentive payment, and may allocate amounts deferred under the Officers’ Plan among a range of investment choices. Participant deferral amounts are 100% vested, and matching contributions become 100% vested after five (5) years of plan participation, or upon the participant’s death, disability or upon a change in control of the Company. Eligible participants may elect to receive distributions from the Officers’ Plan as a lump sum, in annual installments (with any installment term between two (2) and twenty (20) years), or a combination of the two options. Vested matching contributions may be distributed only after a participant reaches age 55. Distributions are also triggered upon a participant’s death or disability (as defined in applicable Treasury regulations) or in the event of certain hardships or changes of control (each as defined under Section 409A of the Code).

Under the Officers’ Plan, the Company is required to match amounts deposited into plan accounts at a rate of 20% of the participant’s annual deferral, up to a $200,000 maximum match per year. Matching amounts are contributed as one lump sum following the end of the year, and the participant must be an eligible participant as of December 31st to receive the matching contribution for that year. The Company also has the ability to make a discretionary matching contribution as determined from time to time by the Board. The Company established a rabbi grantor trust, with a third-party trust company as trustee, for the purpose of providing the Company with a vehicle to fund participant contributions and Company matching amounts under the Officers’ Plan.

The Officers’ Plan is intended to constitute a non-qualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and is also intended to comply with Code Section 409A, and it contains restrictions to help ensure compliance. Our obligations to pay deferred compensation under the Officers’ Plan are unsecured general obligations of the Company. We may amend or terminate the Officers’ Plan at any time in whole or in part; provided that no amendment or termination may reduce the amount credited to accounts at the time of such amendment or termination.

Potential Payments Upon Termination or Change-in-Control

As described under “Compensation Discussion and Analysis — Written Employment Arrangements” on page 31 of this proxy statement, our named executive officers do not have employment agreements with the Company. There are no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for severance payments to a named executive officer at, following, or in connection with a change in control of the Company. The information below describes and quantifies certain compensation that would become payable under our existing plans and arrangements if a named executive officer’s employment had terminated on January 29, 2011, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on January 28, 2011, the last trading day of the Company’s 2010 fiscal year (January 29, 2011 was a Saturday). These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any such event and the Company’s stock price, any actual amounts paid or distributed may be different.

Payments on Termination — Most of our named executive officers have executed agreements with the Company providing them with limited payments upon termination under certain circumstances. Under these agreements, named executive officers are not provided with payments if they voluntarily terminate employment, retire, are terminated as a result of death or permanent disability or are terminated for any of the following reasons: (i) fraud or felonious conduct; (ii) embezzlement or misappropriation of Company funds or property; (iii) material breach of the non-competition, non-solicitation or confidentiality covenants set forth in their agreement with the Company or any material violation of the provisions of the Company’s employee handbook; (iv) gross negligence; or (v) their consistent inability or refusal to perform, or willful misconduct in or disregard of the performance of their duties and obligations, under certain circumstances. Under these agreements, upon the termination of employment of a named executive officer for any reason other than those set forth above, we are obligated to pay to that named executive officer an amount equal to the greater of four weeks of pay or one week of pay for every year of employment with us, in each case at the named executive officer’s base salary in effect immediately prior to termination. The payment is payable bi-weekly in accordance with the Company’s regular payroll practices. The Company in its discretion may offer other arrangements to employees who end employment with the Company. Named executive officers who have executed the agreements discussed above have also agreed in those agreements to comply with certain non-competition, non-solicitation and confidentiality covenants.

The cash amounts that would be payable to each named executive officer if their employment had been terminated on January 29, 2011 are set forth below.

						Involuntary Not
	For Cause	Voluntary				For Cause
	Termination	Termination	Death	Disability	Retirement	Termination

Edward W. Stack	—	—	—	—	—	— (1)
Timothy E. Kullman	—	—	—	—	—	$42,308
Joseph H. Schmidt	—	—	—	—	—	— (1)
Peter J. Whitsett	—	—	—	—	—	$42,308
Kathryn L. Sutter	—	—	—	—	—	$42,692

(1)	There is no agreement in place to provide any payments upon termination.

Equity Awards — The following sets forth the applicable provisions of the 1992 Stock Plan and the 2002 Plan with respect to exercisability of stock options and vesting of restricted stock upon termination or change-in-control.

1992 Stock Plan.  In the event that a named executive officer is terminated without cause as determined by the committee charged with administering the 1992 Stock Plan, currently the Compensation Committee, the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of thirty (30) days following termination or until the expiration date of the stock option. In the event that the named executive officer is terminated for cause as determined by the Compensation Committee (defined as (i) fraud or felonious conduct; (ii) embezzlement or misappropriation of funds or property; (iii) consistent refusal to perform, or willful misconduct in or disregard of the performance of duties and obligations; (iv) gross negligence; or (v) breach of employment agreement, if applicable), all outstanding options, whether or not vested, shall be immediately forfeited. In the event that the named executive officer voluntarily terminates his or her employment due to a total and permanent disability (within the Company’s standard guidelines) or due to the employee’s death, the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of ninety (90) days following termination or expiration of the stock option. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company’s assets, a holder of stock options under the 1992 Stock Plan is entitled to receive, at their election (a) upon the due exercise of the option or (b) upon the effective date of the reorganization, sale, merger, consolidation or similar transaction, the cash, securities, evidence of indebtedness, other property or any combination of those items that optionee would have been entitled to receive for common stock acquired through the exercise of said option (net of exercise price) immediately prior to the effective date of the transaction. No shares of restricted stock were ever awarded under the 1992 Stock Plan.

2002 Plan.  In the event that a named executive officer’s continuous status as an employee is terminated (defined in the 2002 Plan as the absence of any interruption or termination of the employment relationship, except in the case of (i) sick leave, (ii) military leave, (iii) any other leave of absence approved by the Board, provided such period does not exceed ninety (90) days, unless reemployment is guaranteed by contract, statute or Company policy, or (iv) transfers between locations of the Company or between the Company and its subsidiaries), the non-vested portion of any stock option or restricted stock award will be deemed cancelled on the termination date and the vested portion, if any, of any stock option as of the date of such termination will, unless otherwise set forth in the award, remain exercisable for the lesser of a period of ninety (90) days following termination or until the expiration date of the stock option. Except as otherwise set forth in the award itself, in the event that the named executive officer voluntarily terminates employment due to a total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or due to the employee’s death, the non-vested portion of any restricted stock award shall immediately vest, the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of twelve (12) months following termination or until the expiration date of the stock option. In each case, the 2002 Plan grants the administrator the ability to set other periods of time with respect to the period in which an award can be exercised, as set forth in the document evidencing such option or award.

In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company’s assets, any unvested restricted stock award will vest immediately prior to consummation of the transaction. Further, the Board may authorize all outstanding stock options or awards to be assumed or an equivalent stock option or right to be substituted by the successor corporation or parent or subsidiary of such successor corporation. In the event that the successor corporation does not agree to assume the stock options or rights, or to substitute an equivalent stock option or stock appreciation right, the Board shall provide for employees to have the right to exercise all stock options previously granted to such employee, including those not otherwise exercisable at the time.

The following table sets forth the market value of stock option awards under ASC Topic 718 that each named executive officer would be eligible to receive via exercise if the executive was terminated or became totally disabled or died as of January 29, 2011. This table does not indicate the number of shares underlying options currently held; rather, it is simply the value of the option grants that are currently exercisable.

Executive Officer	Upon Termination, Death or Disability(1)

Edward W. Stack(2)	$53,390,820
Timothy E. Kullman	$900,225
Joseph H. Schmidt	$2,400,733
Peter J. Whitsett	—
Kathryn L. Sutter	$1,246,463

(1)	Amounts are based on the closing sale price of our common stock on January 28, 2011 (the last trading day prior to January 29, 2011, which is a Saturday), and assume full exercise of all options then exercisable, but do not include any acceleration of vesting of options that could occur pursuant to a change-in-control under the terms of our equity plans.

(2)	Pursuant to the terms of the MOU, as of January 29, 2011, Mr. Stack’s former spouse is entitled to receive the economic benefit with respect to stock options exercisable for 2,345,000 shares of our common stock (subject to equitable adjustment for any stock split, recapitalization or similar event), which includes the right to request the exercise of such stock options and sale of the underlying stock in accordance with the Company’s applicable policies, Section 16(b) limitations and the terms of the MOU. Mr. Stack maintains voting power with respect to stock issued upon the exercise of these options until such stock is sold.

Employee Stock Purchase Plan — Under the terms of the ESPP, upon a participant’s termination of service, defined as the earliest of his or her retirement (defined as voluntary termination of employment on or after attaining age 55), death, resignation, discharge or permanent separation from service with the Company, for any reason other than death or resignation, no payroll deductions may be made from his or her payroll, and the entire balance credited under his or her ESPP account will be automatically refunded. Upon a participant’s retirement, the participant may elect to have the entire amount credited to his or her account (as of the date of retirement) refunded, or to have the entire amount credited under his or her account held in the account and used to purchase shares as provided under the ESPP in accordance with all applicable requirements of the Internal Revenue Code that apply to the ESPP. As disclosed previously, the ESPP has been suspended as of July 2009. In the event that the Company is dissolved or liquidated, or is a party to a merger or consolidation in which the Company is not the surviving entity, every purchase right outstanding under the ESPP will terminate.

Officers’ Supplemental Savings Plan — Under the terms of the Officers’ Plan, in the event of a participant’s retirement or early retirement (defined below), the participant is entitled to receive an amount equal to the total balance of the participant’s account and matching company account, which is payable in a single lump sum unless the participant has elected to receive the distribution in installments. Upon termination of employment other than by reason of retirement, early retirement, death or termination for cause (defined below), the participant is entitled to receive a termination benefit equal to the vested balance of the participant’s accounts, payable in a single lump sum; provided, that the vested portion of the Company’s matching account is payable in a single lump sum on the date the participant attains age 55. If a participant is terminated for cause (defined below), the participant forfeits to the

Company all rights to both vested and unvested contributions of the Company credited to the participant’s accounts, and is entitled to receive a benefit equal to the remaining balance of the participant’s accounts, payable in a single lump sum. All payments would be deferred for a six month period under Section 409A of the Code.

Retirement is defined in the Officers’ Plan as termination of employment, other than a termination for cause, on or after the date on which the participant has both attained age 55 and completed at least five (5) years of participation in the Officers’ Plan, and early retirement is termination of employment, other than for cause, on or after the date on which the participant has completed at least five (5) years of participation. Termination for cause is defined in the Officers’ Plan as termination of employment by reason of: (i) a substantial intentional failure to perform duties as an employee or to comply with any material provision of his or her employment agreement with the Company, where such failure is not cured within thirty (30) days after receiving written notice from the Company specifying in reasonable detail the nature of the failure; (ii) a breach of fiduciary duty to the Company by reason of receipt of personal profits; (iii) conviction of a felony; or (iv) any other willful and gross misconduct committed by the participant.

Distributions are also triggered upon a participant’s death or disability (as defined in applicable Treasury regulations) or in the event of certain hardships or changes of control (each as defined under Section 409A of the Code). A change in control is defined in the Officers’ Plan as any of: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own 50% or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of 50% (rounded to the next whole person) in the membership of the Company’s Board within a twelve month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve month period.

Notwithstanding the foregoing, no event shall constitute a “change in control” for purposes of acceleration of distributions on termination of the Officers’ Supplemental Savings Plan if it is not a “change in the ownership or effective control of the corporation,” or “in the ownership of a substantial portion of the assets of the corporation,” “corporate dissolution,” or “with approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)” within the meaning of Section 409A of the Internal Revenue Code.

As set forth above, a participant is entitled to his or her matching amount under the Officers’ Plan only after completing at least five years of participation in the Plan. The Officers’ Plan has been in existence for less than five (5) years; as such, if retirement, early retirement or termination not for cause had occurred on January 29, 2011, a participant would have only been entitled to receive the amounts they had previously contributed, which as of January 29, 2011 were: Edward W. Stack, $2,307,271; Timothy E. Kullman, $39,774; Joseph H. Schmidt, $132,125; Peter J. Whitsett, $74,797; and Kathryn L. Sutter, $288,739. If any of the named executive officers had died or become permanently disabled as of January 29, 2011, they would have been entitled to receive the amount in column (f) of the “Nonqualified Deferred Compensation Table” set forth on page 40 of this proxy statement.

Insurance Benefits — The Company currently pays the premiums for two life insurance policies and one disability policy covering our Chairman and Chief Executive Officer. The beneficiary under each policy is the executive’s former spouse, a personal beneficiary chosen by Mr. Stack (and prior to his death he may receive the cash surrender value of the policy) and the Company, respectively. For detail regarding the premiums paid by the Company for fiscal 2010, see footnote 6 of the “Summary Compensation Table” on page 34 of this proxy statement. If our Chairman and Chief Executive Officer had died on January 29, 2011, his former spouse would have received $2,413,407 under the first policy, and a personal beneficiary designated by Mr. Stack would have received $4,000,000 with respect to the second policy.

ITEM 3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described under the heading “Compensation Discussion and Analysis,” beginning on page 22 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as a whole, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. The Compensation Committee annually reviews named executive officer compensation, as discussed in this proxy statement.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy at the 2011 annual meeting is required to approve this Item 3 on an advisory, non-binding basis.

Accordingly, we ask our stockholders to vote, on an advisory basis, on the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Item 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on compensation of our named executive officers once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Board has determined that an annual advisory vote on compensation of our named executive officers will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Company recognizes that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on compensation of our named executive officers.

This vote is advisory and not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on compensation of our named executive officers. The option that receives the greatest number of votes cast by our stockholders will be considered the option approved by our stockholders. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on compensation of our named executive officers more or less frequently than the frequency approved by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years or they may abstain, when voting in response to the resolution set forth below.

“RESOLVED, that the Company’s stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The Board unanimously recommends that you vote, on an advisory basis, for the option of every year as the preferred frequency for an advisory vote on compensation of our named executive officers.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2011 annual meeting other than the items referred to above. If any other matter is properly brought before the 2011 annual meeting for action by stockholders, proxies properly provided to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials — The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to the attention of Investor Relations, Dick’s Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108 or call us at (724) 273-3400 if you would like to receive separate copies of mailed materials relating to future meetings, or you are sharing an address and you wish to request delivery of a single copy of mailed materials if you are now receiving multiple copies.

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Advance Notice Procedures — Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary, David I. Mossé (containing certain information specified in our bylaws about the stockholder and the proposed action) at least 150 days prior to the anniversary date of the preceding year’s annual meeting — that is, with respect to the 2012 annual meeting, by January 3, 2012. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement, as discussed below.

Stockholder Proposals for Inclusion in Company’s Proxy Materials Relating to the 2012 Annual Meeting — Stockholders interested in submitting a proposal for inclusion in the Company’s proxy materials for the annual meeting of stockholders in 2012 may do so by following the procedures prescribed in Rule 14a-8 under the Securities and Exchange Act of 1934. To be eligible for inclusion, such proposals must be received by the Company not less than 120 calendar days before the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s meeting. Therefore, for the 2012 annual meeting, such proposals must be received by the Company no later than December 22, 2011. Proposals should be sent to the attention of the Legal Department, Dick’s Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108.

Proxy Solicitation and Costs — The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ANNUAL MEETING OF DICK’S SPORTING GOODS, INC.

Date:	June 2, 2011
Time:	1:30 P.M. (Local Time)
Place:	Hyatt Regency, 1111 Airport Blvd, Pittsburgh, PA 15231 See Voting Instruction on Reverse Side.
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 1 YEAR on proposal 4.

1:	Election of Class C Directors, each for terms that expire in 2014.

Directors
Recommend
		For		Withhold		ê
	01 Edward W. Stack	☐		☐		For
	02 Lawrence J. Schorr	☐		☐		For
	03 Jacqualyn A. Fouse	☐		☐		For

		For	Against	Abstain

2:	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐		For

3:	Advisory vote on the compensation of named executive officers.	☐	☐	☐		For

		1 year	2 years	3 years	Abstain	1 Year

4:	Advisory vote on frequency of advisory vote on the compensation of named executive officers.	☐	☐	☐	☐

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signature(s) - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Dick’s Sporting Goods, Inc.
to be held on Thursday, June 2, 2011
for Holders of Record as of April 6, 2011
This proxy is being solicited on behalf of the Board of Directors
VOTED BY:

INTERNET	MAIL

Go To	OR
www.proxypush.com/dks
• Cast your vote online.		• Mark, sign and date your Voting Instruction Form.
• View Meeting Documents.		• Detach your Voting Instruction Form.
• Return your Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby revokes all prior proxies and appoints Joseph H. Schmidt, Timothy E. Kullman and David I. Mossé, and each of them acting in the absence of the other, to act as proxies for the undersigned, with full power of substitution, to vote all shares of common stock of Dick’s Sporting Goods, Inc. (the “Company”) and hereby appoints Edward W. Stack to act as proxy for the undersigned, with full power of substitution, to vote all shares of class B common stock of the Company, in each case that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, June 2, 2011 at the Hyatt Regency, 1111 Airport Blvd, Pittsburgh, PA 15231, and any and all adjournments or postponements thereof, as set forth below.
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:
FOR the nominees for directors specified, FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of named executive officers and FOR approval, on an advisory basis, of a “1 year” frequency for the advisory vote on the compensation of named executive officers.
All votes must be received by 5:00 P.M., Eastern Time, June 1, 2011.

PROXY TABULATOR FOR

DICK’S SPORTING GOODS, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Dick’s Sporting Goods, Inc.
Annual Meeting of Stockholders
June 2, 2011, 1:30 p.m. (Local Time)
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby revokes all prior proxies and appoints Joseph H. Schmidt, Timothy E. Kullman and David I. Mossé, and each of them acting in the absence of the other, to act as proxies for the undersigned, with full power of substitution, to vote all shares of common stock of Dick’s Sporting Goods, Inc. (the “Company”) and hereby appoints Edward W. Stack to act as proxy for the undersigned, with full power of substitution, to vote all shares of class B common stock of the Company, in each case that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, June 2, 2011 at the Hyatt Regency, 1111 Airport Blvd, Pittsburgh, PA 15231, and any and all adjournments or postponements thereof, as set forth below.
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:
FOR the nominees for directors specified, FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of named executive officers and FOR approval, on an advisory basis, of a “1 year” frequency for the advisory vote on the compensation of named executive officers.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting
to be held on June 2, 2011, for Dick’s Sporting Goods, Inc.
This communication is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report, go to www.proxydocs.com/dks. To vote your proxy while visiting this site you will need the 12 digit control number in the box below.

Under existing United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to adopt these rules and need YOUR participation.

— YOUR VOTE IS IMPORTANT! —

For a Convenient Way to VIEW Proxy Materials
— and —
VOTE Online go to: www.proxydocs.com/dks

Proxy Materials Available to View or Receive:
1. Proxy Statement   2. Annual Report
A PAPER COPY OF THE MATERIAL CAN BE REQUESTED FREE OF CHARGE USING
ANY OF THE METHODS LISTED ON THE BACK OF THIS LETTER.
You must use the 12 digit control number in the shaded gray box below and follow the instructions on the website.

ACCOUNT NO.	SHARES

Dick’s Sporting Goods, Inc. Notice of Annual Stockholder Meeting

Date:	Thursday, June 2, 2011
Time:	1:30 P.M. (Local Time)
Place:	Hyatt Regency, 1111 Airport Blvd, Pittsburgh, PA 15231

The purpose of the Annual Meeting is to take action on four proposals:
The Board of Directors recommends that you vote “FOR” each of the Class C Directors.
1.	Proposal 1 – Election of three (3) Class C Directors, each for terms that expire in 2014.

Nominees	01 Edward W. Stack	02 Lawrence J. Schorr	03 Jacqualyn A. Fouse
The Board of Directors recommends that you vote “FOR” ratification of Deloitte & Touche LLP.
2.	Proposal 2 – Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers.
3.	Proposal 3 – Advisory vote on the compensation of named executive officers.
The Board of Directors recommends a frequency of “1 year”.
4.	Proposal 4 – Advisory vote on frequency of advisory vote on the compensation of named executive officers.
Should you require directions to the annual meeting, please call (724) 273-3128.

HOW TO VOTE
Vote in Person: While we encourage stockholders to vote by the means indicated on the reverse, a stockholder is entitled to vote in person at the annual meeting. Additionally, a stockholder who has submitted a proxy before the meeting may revoke that proxy in person at the annual meeting.
Vote Online: To vote online, go to www.proxydocs.com/dks. Please have your 12 Digit Control Number available.

Vote by Mail:	You can vote by mail by returning the proxy card that will be included in our subsequent mailing if you request a paper copy of the material using the instructions described below.
HOW TO REQUEST A PAPER COPY OF MATERIALS
INTERNET: www.investorelections.com/dks

TELEPHONE: (866) 648-8133

*E-MAIL: paper@investorelections.com
*
If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located on the reverse side) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

***A PAPER COPY OF THE MATERIAL CAN BE REQUESTED FREE OF CHARGE USING ANY OF THE ABOVE METHODS***
If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s annual meeting, please make this request on or before May 21, 2011.